      As filed with the Securities and Exchange Commission on May 31, 2002
                                                     Registration No.: 333-85624

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            --------------------------------------------------------

                          AMENDMENT NO. 1 TO FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

            --------------------------------------------------------

                             TECH LABORATORIES, INC.
                 (Name of small business issuer in its charter)

         New Jersey            3679, 3573, 3629, and 3613        22-1436279

(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
     of incorporation or       Classification Code Number)   Identification No.)
        organization)

            --------------------------------------------------------

       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333
         (Address and telephone number of principal executive offices)

            --------------------------------------------------------

       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333 (Address of principal place or intended principal place of business)

            --------------------------------------------------------

           Bernard M. Ciongoli, President and Chief Executive Officer
                             Tech Laboratories, Inc.
              955 Belmont Avenue, North Haledon, New Jersey 07508,
                                 (973) 427-5333
           (Name, address, and telephone number of agent for service)
            --------------------------------------------------------

                                   Copies to:

                         C. Walter Stursberg, Jr., Esq.
                                Stursberg & Veith
                              405 Lexington Avenue
                            New York, New York 10174

            --------------------------------------------------------

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                Explanatory Note

         This Registration Statement covers the registration of (i) 16,415,736 shares of common stock, $.01 par value, of Tech Laboratories, Inc., a New Jersey Corporation, issuable upon conversion of convertible notes, and (ii) 487,500 shares of common stock upon exercise of warrants. The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject To Completion, Dated May 31, 2002

                    Subject to Completion, Dated May 31, 2002


                                   Prospectus

                                16,903,236 Shares

                             TECH LABORATORIES, INC.


         This is an offering of 16,903,236 shares of common stock of Tech Laboratories, Inc. Of the 16,903,236 shares being offered, up to 16,415,736 may be sold upon conversion of convertible notes and up to 412,500 may be sold upon the exercise of warrants issued in connection with the convertible notes. The remaining 75,000 shares may be sold upon the exercise of warrants issued to a certain selling securityholder. All of the shares are being offered by the selling securityholders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, although we will receive approximately $2,064,000 if all of the warrants being registered are exercised.

         The selling securityholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

         Our shares of common stock trade on the OTC Bulletin Board under the symbol "TCHL.OB". On __________ the last reported sale price of our common stock was $_____ per share.

         THIS INVESTMENT INVOLVES CERTAIN RISKS. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus is __________, 2002.

                               PROSPECTUS SUMMARY

         Unless the context indicates otherwise, all references herein to "we" include Tech Labs and its wholly-owned subsidiaries, Tech Logistics, Inc. and Tech Labs Community Networks, Inc., collectively, and references to "Tech Logistics" and/or "Community Networks" shall mean each of such companies alone. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors."

                                  THE OFFERING

Common Stock Offered..................   16,903,236 shares of common stock

Shares of Common Stock Outstanding....   5,389,029

Use of Proceeds.......................   We will not receive any proceeds from
                                         the sale of common stock by the selling
                                         securityholders, although we shall
                                         receive approximately $2,064,000 if all
                                         of the warrants being registered are
                                         exercised.

Common Stock Trading Symbol...........   TCHL.OB

                                  Our Business

         Tech Labs produces a high-speed digital matrix cross-connect switch with a dynamic new technology, which can significantly reduce network downtime and may achieve substantial cost savings in data and telecommunications networking environments. The DynaTraX(TM) switch provides network administrators with the unique capability to remotely manage and maintain the "physical level" (the actual physical connectivity) of their networks, from virtually any computer with a few clicks of a mouse on a user-friendly graphical user interface, which is a easy-to-use graphic pictorial of the actual physical work areas used by individuals.

         Tech Labs also manufactures and markets various electrical, electronic and telecommunications switching and distribution equipment and associated software. We also market and manufacture, under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS".

         We have been in business since the 1930s, and in 1947 we were incorporated in New Jersey. Our principal offices are located at 955 Belmont Avenue, North Haledon, New Jersey 07508, and our telephone number is (973) 427-5333.


                                  RISK FACTORS

         In addition to other matters described in this document, investors should carefully consider the following factors:

If Tech Labs is unable to make the redemption payments set forth in the amended redemption agreement entered into with certain noteholders, there will be financial consequences.

         In January 2002, we had an Event of Default occur under our 6.5% convertible promissory notes issued in October, 2000 (the "Notes"). The Event of Default occurred due to Tech Labs' non-payment of the first installment due under that certain conversion and redemption agreement (the "Redemption Agreement") dated January 11, 2002, relating to the redemption by Tech Labs from the noteholders. Under the terms of the Redemption Agreement, the noteholders were entitled to receive two installments: (i) the first installment of $750,000 and 300,000 shares of stock on or before January 25, 2002, and (ii) on or before April 25, 2002, the second installment of an aggregate of $360,000 plus an additional $90,000 in cash or common stock, at the election of Tech Labs, based upon the closing price of the shares of Tech Labs' common stock on April 18, 2002. An Event of Default, as defined in the Notes, occurred when we did not make the first installment under the Redemption Agreement of $750,000 and deliver the 300,000 shares on or before Friday, January 25, 2002.

         Tech Labs entered into an amended redemption agreement with the noteholders on April 19, 2002 (the "Amended Redemption Agreement"), which amends the Redemption Agreement and cures the Event of Default. The Amended Redemption Agreement provides that in order for Tech Labs to redeem the Notes, it must (i) pay $325,000 on or before July 1, 2002, (ii) pay 50% of the remaining outstanding balance, principal and interest, due under the Notes on or before September 30, 2002, and (iii) pay the remaining balance of principal and interest due under the Notes on or before December 30, 2002.

         Provided Tech Labs makes the redemption payments described above on or before their respective due dates, commencing July 1, 2002 or such earlier date on which it may make any of such payments, and so long as an Event of Default as defined in the Notes has not occurred under the Notes and the Subscription Agreement entered into by and between the noteholders and Tech Labs, except such Events of Default expressly waived by the Amended Redemption Agreement, the noteholders may not, commencing July 1, 2002 or such earlier date that Tech Labs may make the first payment, convert any outstanding principal and/or interest under the Notes into shares of Tech Labs common stock.

         In addition, so long as the redemption payments described above are made, interest shall cease to accrue on the Notes from and after July 1, 2002 (or such earlier date that the first payment is made). If Tech Labs fails to make the redemption payments described above on or before the date specified, then all interest that would otherwise have accrued to any outstanding balance due under the Notes shall be restored.


         If Tech Labs fails to make such payments as described above, the noteholders will be entitled to convert any portion of the Notes into common stock under the terms of the Notes, which will increase the number of shares of common stock Tech Labs shall have outstanding and may put downward pressure on the price of the common stock.

         Furthermore, if the redemption payments described above are not timely made, the remaining balance, principal and interest, due under the Notes shall be due October 13, 2002. However, if the redemption payments are timely made, the maturity date of the Notes shall be automatically extended to December 30, 2002. Finally, if the first redemption payment due on or before July 1, 2002, for $325,000, is not timely made, the remaining balance, principal and interest, due under the Notes shall be increased by $110,000, and the $110,000 payment Tech Labs made to noteholders on or about April 19, 2002, under the terms of the Amended Redemption Agreement, shall be deemed as consideration for the noteholders' waiver of the Event of Default described in the Amended Redemption Agreement and the termination of the noteholders' rights and obligations under the terms of the Redemption Agreement entered into by and between Tech Labs and the noteholders on January 11, 2002.

Although no assurances can be given, we hope to be able to raise capital to redeem the Notes.

         We hope to raise capital to be used to redeem the Notes and for working capital, but we are unsure if we will be able to raise sufficient funds to redeem the Notes on terms which are acceptable to us.

Our financial statements for the three months ended March 31, 2002 contain "going concern" language.

         Our financial statements for the three months ended March 31, 2001 contain "going concern" language due to the fact that Tech Labs has a tenuous liquidity position and unless sales dramatically increase, such will continue for the foreseeable future. If Tech Labs does not procure additional financing in the short term, and/or increase revenues, substantial doubt exists about Tech Labs' ability to continue as a going concern.

If the registration statement of which this prospectus is a part of is not declared effective by June 29, 2002, we will be in default under the Notes.

         Under the terms of the Amended Redemption Agreement, we have until June 29, 2002 to have the registration statement, of which this prospectus is a part, to be declared effective by the Securities and Exchange Commission. If the registration statement is not declared effective by June 29, 2002, an Event of Default under the Notes will occur.


We have had a history of limited sales and operating losses, and unless sales dramatically increase, such conditions will continue.

         We have had limited sales and experienced operating losses in recent years. In 2001, sales were $568,083 and net losses were ($857,482), and in 2000, sales were $1,017,518 and net losses were ($418,655). As of March 31, 2002, we had an accumulated deficit of approximately ($475,476), and we have incurred significant losses and increases in our working capital deficit. We have had limited cash flow and working capital, which has restricted our recent operations. Unless sales dramatically increase, will continue for the foreseeable future.

We face competition from a number of different companies, which could hamper our ability to sell our products.


         We compete against a variety of other concerns, most of which are larger and have greater financial, technical and marketing capabilities and other resources than we do. The products we are selling require a sufficient amount of resources to properly market and sell to governmental agencies and private industry, which does extensive testing and evaluating of such products before purchasing. We believe that the quality and capabilities of our products will allow us to remain competitive. However, as our resources are limited, we may be unable to compete successfully against larger enterprises. See "Business -- Industry."


We are dependent on our key personnel, which could cause us substantial difficulties if we lost such personnel.

         We are highly dependent upon the efforts of Bernard M. Ciongoli, our president and chief executive officer. The loss of the services of Mr. Ciongoli would be detrimental to our operations. We do not maintain key man life insurance for Mr. Ciongoli but do have an employment agreement with Mr. Ciongoli which initially expires August, 2006.

We are controlled by our principal stockholders, which may exert influence over our operations.


         We are controlled by our principal stockholders, including management stockholders. Our management beneficially owns an aggregate of 26.91% of our common stock. If the noteholders described above convert the maximum amount permissible under the terms of the Subscription Agreement without first providing us with 75 days advance notice that they intend to void the 9.99% beneficial ownership limitation, they would each own 9.99%, or an aggregate of 29.97% of our outstanding stock and dilute all other shareholders. If the noteholders void the 9.99% beneficial ownership limitation and convert their remaining balances due under the Notes into common stock, they would each own approximately 18% of our outstanding stock, based upon a conversion price of $0.17. At present, management is able to exercise substantial influence over any matters requiring the vote of stockholders. If the noteholders convert the maximum amount allowable, management will be diluted and the noteholders will be able to exercise substantial influence over any matter requiring the vote of stockholders.


The success of our business is dependent on our ability to market DynaTraX(TM) and develop and market other new products.

         We believe that the DynaTrax(TM) technology will serve as the basis for new products in the area of multi-media digital network distribution and management equipment for use in campus and building facilities. However, there can be no assurance that we will successfully market such products or develop and market other new products. Our success depends upon several factors including, among others, (i) the development of an effective marketing and distribution network, (ii) the acceptance of our products by potential users, and (iii) our ability to support existing products and develop and support new products that are compatible with other systems in use by potential customers and provide useful features that are user friendly.

         While we are not a new enterprise, DynaTrax(TM) and the IDS are relatively new, and we are encountering many of the problems faced by a new enterprise. You should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will become a viable or profitable business. The likelihood of our success must be considered in light of the delays, uncertainties, difficulties and risks inherent in a new business, many of which may be beyond our control. These include, but are not limited to, unanticipated problems relating to testing, manufacturing, marketing and competition, development of additional products, and additional costs and expenses that may exceed current estimates. In addition, there can be no assurance that the DynaTrax(TM) products will receive commercial acceptance or generate significant revenues. Further, there can be no assurance that revenues will increase significantly in the future or that we will ever achieve profitable operations.
See "Business."

Our inability to protect certain intellectual property from being copied by our competition could impair our business.

         To date we have had no patent or copyright protection on our current products, other than aspects of the DynaTraX(TM) product and technology. Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. Other than with regard to the DynaTraX(TM) patents, we intend to rely substantially on unpatented, proprietary information and know-how. We have recently received a Notice of Allowance and Issue Fee due from the United States Patent and Trademark office in connection with our patent application entitled MULTI-PROTOCOL CROSS CONNECT SWITCH. We have paid the issue fee and expect the application to mature into a patent within a few months. We have also filed a patent application in the U.S. patent office for our POSITIVE ACCESS SECURITY SYSTEM, which prevents computer hackers from penetrating networks. The POSITIVE ACCESS SECURITY SYSTEM works with the DynaTraX(TM) digital cross-connect physical layer switch.

We manufacture and sell the IDS system under a license agreement which, if terminated, would prevent us from using technology owned by EAG in our perimeter detection system products, and would harm our business.

         We entered into an Amended Joint Marketing Agreement as of October 1, 1997 with Elektronik Apparatebau GmbH (EAG), W.T. Sports, Ltd. and FUA Safety Equipment, AG and a Confidentiality and Manufacturing Agreement with the same parties and dated the same date, pursuant to which Tech Labs was granted the exclusive right to manufacture in the U.S. and market and sell in the U.S., Canada and South America the IDS products. EAG owns the proprietary rights to the technology underlying the IDS. W.T. Sports Limited, which sells and markets the IDS, and FUA Safety Equipment, which manufactures the component parts of the IDS, are affiliated companies through common stock ownership with EAG. The agreements terminate on September 30, 2007 subject to automatic renewals for successive one-year periods unless either party gives notice of non-renewal. The agreements can be terminated earlier upon a default of any material obligation. If the license is terminated, we would be unable to use EAG's technology in our perimeter detection system products. Even if the agreements remain in effect until September 30, 2007, it will be necessary at that time to negotiate a new agreement or license or acquire a suitable replacement technology.

Volatility of stock prices may increase the number of shares issuable upon conversion of the Notes.

         The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of our common stock to fluctuate, perhaps substantially. These factors include, among others:

         o Announcements of financial results and other developments relating to our business;

         o        Changes in the general state of the economy; and

         o Changes in market analyst estimates and recommendations for our common stock.

         Since our stock is lightly traded, any substantial sales or purchases of our stock can have a significant effect on its price. Significant downward fluctuations of the price of our stock may substantially increase the number of shares of common stock issuable upon conversation of outstanding Notes as a result of the conversion formula, which is tied to the market price of the common stock.

The issuance of additional shares of common stock upon conversion of the Notes may cause significant dilution of existing shareholders' interests and exert downward pressure on the price of our common stock.


         Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying the Notes. We are presently registering for the benefit of the noteholders 16,415,736 shares of common stock which represent 200% of the shares which are issuable upon conversion of the Notes and interest thereon. The actual number of shares of common stock issuable upon conversion of the Notes may constitute a significantly greater percentage of the total outstanding shares of our common stock, as such conversion is based on a formula pegged to the market price of the common stock. The Notes are convertible at a price equal to 85% of the average of the five lowest closing bid prices of the common stock during the twenty-two (22) business days immediately preceding the issuance of the Notes or 85% of the five lowest bid prices during the twenty-two business days through the date of conversion of the Notes, whichever is lower.


         The exact number of shares of common stock into which the Notes may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the Notes. The following consequences could result:

         o If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the Notes, an increasing downward pressure on the market price of the common stock might result, which is sometimes referred to as a downward "spiral" effect.

         o The dilution caused by conversion of the Notes and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

         o The conversion of the Notes would dilute the book value and earnings per share of common stock held by our existing stockholders.

         Applying the above formula we derive a conversion price of $0.17 per share as of May 20, 2002. At that conversion price if the noteholders converted the entire balance remaining under the Notes, which was $1,095,692 as of May 15, 2002, after voiding the 9.99% beneficial ownership limitation, they would receive a total of 6,445,247 shares of our common stock. Accordingly, our outstanding shares would increase to 11,834,276.

         In comparison, if our stock is trading at a higher price, such that the conversion rate would be, for example, $0.85 per share, the noteholders could convert their entire remaining balance for a total of 1,289,049 shares. Our outstanding number of shares would increase to 6,688,632. If, however, our stock price is trading much lower such that the conversion price equaled only $.10 per share, the noteholders would receive a total of 10,956,920 shares if they converted the entire outstanding balance remaining under the Notes. Our outstanding shares would increase to 16,345,946.

         In addition, if we raise additional capital, existing shareholder interests will be further diluted as more shares of our common stock are issued.

Since we have no product liability insurance we could incur substantial expenses if product liability claims are filed against us.

         There is a risk that our current products may malfunction and cause loss of or error in data, loss of man hours, damage to or destruction of equipment, or delays. Consequently, we, as the manufacturer of components, assemblies, and devices may be subject to claims if such malfunctions or breakdowns occur. We are not aware of any past or present claims against us. We cannot predict at this time our potential liability if customers make claims against us asserting that DynaTraX(TM), IDS or other new products fail to function. Since we have no insurance, we could incur substantial expenses defending ourselves against a product liability claim. If we are found to be liable for any product liability claim, if could result in substantial losses to our business.

There may be possible restrictions on trading due to penny stock regulation.

         The Securities and Exchange Commission has adopted Rule 15g-9 which requires broker-dealers who recommend "penny stock" to persons other than established customers and accredited investors to make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

         The regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (a) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (b) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (c) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

         As of the date of this prospectus, our net tangible assets exceed $2,000,000, providing an exception to this regulation even though our share price is below $5.00, so this regulation is not presently applicable to our shares. If our net tangible assets fall below $2,000,000 and the market price of our shares is less than $5.00 per share, then this regulation will apply. If our securities were subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected by limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There is no assurance that trading in our securities will not be subject to these or other regulations that would adversely affect the market for such securities.

This prospectus contains forward-looking information.

         This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as " anticipates," "expects," "intends", "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

         Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling securityholders, although we will receive approximately $2,064,000 if all of the warrants being registered are exercised, which would be used for working capital purposes. Presently outstanding, there are warrants to acquire 412,500 shares of common stock exercisable at $4.80 per share and warrants to acquire 75,000 shares of common stock at $1.12 per share. As of May 29, 2002, the last reported sale price of our common stock was $0.20 per share.

         All proceeds from the sale of shares of common stock owned by the selling security holders will be for the account of the selling securityholders described below. See "Selling Securityholders."

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been trading publicly on the OTC Bulletin Board under the symbol "TCHL-OB" since 1994. The table below sets forth the range of quarterly high and low closing sales prices for our common stock on the OTC Bulletin Board during the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or conversion, and may not represent actual transactions.


TCHL Common Stock
                                                         Closing Bid                Closing Ask
                                                         -----------                -----------
                                                      High          Low          High           Low
                                                      ----          ---          ----           ---
Year Ending December 31, 2002
-----------------------------
First Quarter...............................          .50           .16           .59          .19
Second Quarter (through May 17, 2002).......          .28           .20           .34          .24

Year Ending December 31, 2001
-----------------------------
First Quarter ..............................         1.625         0.71875       1.75         0.875
Second Quarter..............................          .75           .43           .875         .50
Third Quarter...............................          .60           .27           .73          .32
Fourth Quarter..............................          .51           .28           .56          .34

Year Ending December 31, 2000
-----------------------------
First Quarter...............................        10.00          4.1875       10.625        4.6875
Second Quarter..............................        10.8125        5.1255       11.00         5.375
Third Quarter...............................         6.375         3.1875        7.375        3.50
Fourth Quarter..............................         4.75          0.875         5.0625       1.00


         As of May 29, 2002, there were 255 holders of record of our common stock.


                                 DIVIDEND POLICY

         We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business. Payment of cash dividends in the future will depend upon our earnings, financial condition, any contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors deemed relevant by our Board of Directors.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2001 and has been derived from financial information appearing in the Financial Statements included with this prospectus:

                                                                                        Twelve Months Ended
                                                                                         December 31, 2001
                                                                                         -----------------
                                                                                      Actual          Adjusted
                                                                                      Audited     Capitalization(1)
                                                                                      -------     -----------------
Total Debt:......................................................................  $ 1,406,124      $    186,922
Stockholders' equity:
Common Stock, $.01 par value; 25,000,000 shares authorized;
   5,143,530 shares issued and outstanding; 11,316 shares held
   in treasury, Pro-Forma 13,314,475 shares issued...............................  $    47,723      $    133,145
Additional paid-in capital.......................................................  $ 4,339,478      $  5,473,265
Accumulated deficit.............................................................. ($ 2,406,542)    ($  2,406,542)
Total stockholders' equity (deficiency)..........................................  $ 1,980,659      $  3,199,868
Total Capitalization.............................................................  $ 3,386,783      $  3,386,790

(1) Convertible Debentures exercised. Tech Labs previous registration statement of Form SB-2, initially filed November 17, 2000, and subsequent amendments included warrant exercise which is excluded from this pro-forma calculation due to anti-dilution.

                             SELECTED FINANCIAL DATA

         The financial data included in the following table has been derived from our audited financial statements and should be read together with our audited financial statements and related Notes.

                                                                                     Years Ended December 31,
                                                                                        2000            2001
                                                                                        ----            ----
Statement of Operations Data:
-----------------------------
Sales............................................................................   $1,017,518          $568,083
Cost of Sales....................................................................      651,460           358,754
                                                                                    -----------       -----------
Gross Profit.....................................................................      366,058           209,329
                                                                                    -----------       -----------
Operating Expenses
General and Administrative.......................................................      790,163         1,019,127
                                                                                    -----------       -----------
Depreciation and Amortization....................................................       28,389            31,349
                                                                                    -----------       -----------
Income/(Loss) From Operations....................................................   $(452,494)        $(841,147)
Other Income - Interest..........................................................       63,543            69,442
Interest Expense.................................................................     (29,704)          (85,777)
                                                                                    -----------       -----------
Income/(Loss) before provision for income taxes..................................   $(418,155)        $(857,482)
Provision for Income Taxes.......................................................          -0-               -0-
                                                                                    -----------       -----------
Net Income/(Loss)................................................................   $(418,655)        $(857,482)
Income (loss) per share..........................................................      $(0.11)           $(0.19)

Balance Sheet Data:
-------------------
Total assets.....................................................................   $1,258,172        $4,193,082
Working Capital..................................................................      566,966         3,850,467
Current Portion of long-term debt................................................       28,559            17,198
Long-term debt (less current portion)............................................          -0-               -0-
Shareholders' equity.............................................................     $722,305        $2,550,607


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General
-------


         We were incorporated in 1947 as a New Jersey corporation. Our focus has historically been the design, manufacture, and sale of rotary switches. Switches have been a significant part of our revenue for five decades. In 1995, to augment revenues, we sought business in transformers and contract manufacturing. In 1998, we made a shift to new product development. In 1998, we also made our first sales of the IDS product, and in April of 1999, we completed the acquisition of the DynaTraX(TM) switch and technology. We will continue to focus on IDS and DynaTraX(TM) sales, and development of additional products using these technologies as our finances permit.


         The following table sets forth the components of our revenues for each of our major business activities in 2000, 2001 and the first quarter of 2002 and their approximate percentage contribution to revenues for the period indicated:

                                                                                   Three Months ended
Product Type                     2000    % of Revenue         2001     % of Revenue  March 31, 2002  % of Revenue
------------                     ----    ------------         ----     ------------  --------------  ------------

DynaTraX(TM)..............    $184,752        18.2%        $173,961        30.6%          $16,244        13.2%
Switches - Electromechanical.  215,330        21.1%         132,717        23.3%           29,422        24.0%
IDS Sensors...............     472,374        46.4%         156,409        27.6%           65,187        53.1%
Transformers/Coils........      41,849         4.1%          46,111         8.1%           10,664         8.7%
Contract Manufacturing....     103,213        10.2%          58,885        10.4%            1,313         1.0%
                            ----------       ------        --------       ------         --------       ------

     Totals...............  $1,017,518       100.0%        $568,083       100.0%         $122,830       100.0%
                            ----------       ------        --------       ------         --------       ------

         The following table sets forth the percentages of gross profit for each of our major business activities in 2000, 2001 and the first quarter of 2002.

                                     Year Ended December 31,              Three Months ended
                                     -----------------------              ------------------
Product Type                           2000        2001       Net Change    March 31, 2002
                                       ----        ----       ----------    --------------
DynaTraX(TM)......................     89.4%       85.3%        (4.1%)          90.0%
Switches - Electromechanical......     63.4%       60.5%        (2.9%)          76.4%
IDS Sensors.......................     55.5%       57.6%         2.1%           52.9%
Transformers/Coils................     49.1%       41.6%        (7.5%)          51.1%
Contract Manufacturing............     31.0%       50.1%        19.1%           34.0%
Unallocated company expenses,
  including physical inventory
  adjustments and factory
  overhead........................    (26.2%)     (26.6%)       (0.4%)         (30.7%)
Total company gross profit %......     36.0%       36.8%         0.8%           33.0%


         We have continued to shift out of the subcontracting and transformer business which provide lower gross profit margins, for higher gross profit margin sales of IDS and other new products. While rotary switches produce high gross profits, demand for rotary switches is low.

         We have gradually shifted our product offering from less profitable to more profitable proprietary products.

Results of Operations
---------------------

2001 compared to 2000
---------------------

         Sales were $568,083 for 2001 as compared to $1,017,518 for the year ended 2000. The decline in sales of (55.8%) was a direct result of the economic downturn in 2001 which reduced DynaTraX(TM) sales (5.8%) and IDS sensor sales (67%). The negative demand for our old electro-mechanical switches also contributed to this sales decline. The reduction in IDS sensor sales was due to the long lead times required by government agencies prior to actual purchase of IDS sensors. In 2000, we shipped a $200,000 order to the Department of Energy, Los Alamos Facility. Various other government agencies have evaluated IDS sensors in 2001 and we anticipate orders in 2002. Transformer/Coils - sales of these products increased 10.1%. However, these products will always command a small market (i.e., replacement business) but they are not the future of Tech Labs.

         Cost of sales of $358,754 for the year ended 2001 compared to $651,460 for the year ended 2000 declined due to the volume decrease. Tech Labs' gross profit percentage improved to 36.8% even though volume declined.

         Selling, general, and administrative expenses increased by $231,924 in 2001 as compared to the prior period. This 28.3% increase was due to Tech Labs' continuing efforts to secure short- and long-term financing in 2001. Legal fees and financing related consulting fees which totaled $417,000 are the major factors causing this increase. During the first quarter of 2002, Tech Labs terminated its vice president of sales in an effort to reduce selling expense. Tech Labs also reduced administrative expense by attrition and by reducing legal and consulting fees.

         Losses from operations of ($857,482) in 2001 increased by $438,827 compared to losses of ($418,655) for the prior period as a direct result of volume declines and expenses associated with efforts to secure financing.

         Interest expense has increased dramatically since 1999 due to our financing requirements caused by the economic downturn.

         During 2000, our interest expense increased ($18,400) due to additional borrowings slightly offset by some debt repayment.

         Additional borrowings were the result of the Long Term Convertible Debt placed in October, 2000, at a 6.5% annual interest rate, partially offset by a payment of $150,000 to unsecured lenders.

         In 2001, our interest expense increased ($56,073) due to the full year interest effect (12 months) on the Long Term Convertible Notes versus two and half months in 2000.

         There are no affiliations with our major lenders.

         In the third quarter of 2001, we experienced an internal control break-down relative to Cash Disbursements. The details of the break-down are as follows:

         In the third quarter of 2001, a long time employee, who was responsible for Cash Disbursements retired. Her position was not filled until the end of 2001. In the interim, existing employees processed bills for payment which were paid but were not recorded on the General Ledger. In effect, we operated with a Manual Cash Disbursement Register. Bills were paid and not expensed on the General Ledger. Hence, the Accounts Payable System was bypassed for the entire quarter.

         The Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001 was filed based on the General Ledger. Our outside auditor discovered the mistake and an amended Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001 was filed.

         Steps have been taken by the Chief Financial Officer to insure internal control over Cash disbursements. Check registers are now being reviewed by the Chief Financial Officer along with Accounts Payable Reports to insure Cash Disbursement Control. The procedures will also be reviewed by our auditor on a quarterly basis.

         The following table discloses the impact of Tech Labs' internal control breakdown. This error did not affect earlier periods:



                              Three Months ended September 30, 2001               Nine Months Ended September 30, 2001
                              -------------------------------------               ------------------------------------
Balance Sheet                  As Reported                 Revised                 As Reported                Revised
-------------                  -----------                 -------                 -----------                -------
Cash                             1,663,815                 1,293,298                 1,663,815                 1,293,298
----


Inventories                      1,575,915                 1,731,915                 1,575,915                 1,731,915
-----------

Machinery
Equipment                          519,469                   539,771                   519,469                   539,771

Net PP&E                           248,337                   268,139                   248,337                   268,139

Total Assets                     3,707,288                 3,512,573                 3,707,288                 3,512,573

Current Liabilities
-------------------

Current Portion
LTD                                 33,983                    33,433                    33,983                    33,433

Accum. Deficit                  (1,941,226)               (2,135,441)               (1,941,226)               (2,135,441)

Income Statement
----------------

SG&A                               176,718                   370,933                   555,753                   749,968

Net (Loss)                        (146,453)                 (340,668)                 (392,166)                 (586,381)

Cash Flow                       ----------                ----------                  (859,631)               (1,230,148)
---------

SUMMARY: Our Net (Loss) increased ($194,215) and Cash Flow increased ($370,517).
-------

Liquidity and Capital Resources.
--------------------------------

         During 2000 we completed two significant transactions that improved our liquidity. On May 3, 2000 we completed an offering of our common stock to the public pursuant to a registration statement on Form SB-2. We sold to the public an aggregate of 293,379 shares for gross proceeds of $2,273,723. Subsequently, on October 13, 2000 we completed a private placement, pursuant to Rule 506 of Regulation D, of convertible promissory notes for gross proceeds of $1,500,000.

         During 2001, as a result of the economic downturn, we suffered severe operating losses and negative cash flows which impaired our liquidity position and caused a default in January 2002 on an underlying conversion and redemption agreement related to the convertible notes issued in October 2000. As of April 19, 2002 this default has been cured. In 2001, Tech Labs' negative cash flow was primarily caused by operating losses plus the buildup of inventory in anticipation of increased sales of our high margin proprietary products which did not occur.

         Although sales have declined (44%), accounts receivable have increased 32% due to a general slowdown in payments from customers in the high technology industry. We have doubled our allowance for bad debts due to the precarious financial condition of several of our customers.

         Our inventories have increased. This increase is necessary to meet demand for our IDS sensor and DynaTraX(TM) products in 2002. In order that we are able to meet any anticipated purchase orders from the military, non-military governmental agencies and private industry, we must carry sufficient inventory.

         As a result of operating losses and negative cash flows experienced during 2001, Tech Labs has a tenuous liquidity position. If sales do not improve or alternate financing is not obtained, substantial doubt exists about Tech Labs' ability to continue as a going concern.


                                    BUSINESS

General
-------

         Tech Labs manufactures and sells various electrical and electronic components. We also market and are continuing to develop the DynaTraX(TM) high-speed digital switch matrix system, an electronic switching unit. This equipment manages voice, video and data transmissions on a network.

         In addition, during the last five years, through our subsidiary, Tech Logistics, Inc., we have been manufacturing and marketing under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system, or "IDS." The IDS was originally designed for military applications for use by NATO, and we currently market this product to government agencies and private industry for use in nuclear, industrial and institutional installations. This product has become a marketing priority since the terrorist attack of September 11, 2001.

Historical Business
-------------------

         We also manufacture and sell standard and customized transformers, test equipment and rotary switches, the latter of which permits an electrical signal to be diverted from point A to point B. In addition, we act as a contract manufacturer for other companies and produce, on an OEM basis, electrical assemblies, printed circuit board assemblies, cable and harness assemblies and specialized electronic equipment. Approximately 25% of our products are manufactured for military applications.

         We sell our switch, transformer and test equipment products in the electronics and electrical industries, primarily as a contract manufacturer for other companies or for inclusion in OEM products. We market our products in these industries in the United States. This is a mature market. Competition is on the basis of price and service. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

         It continues to be our intention to market our historical products over the Internet, as well as through our distribution and outside sales agents.

Industry
--------

DynaTraX(TM) Networking Management and Maintenance Technology
-------------------------------------------------------------

         Tech Labs produces a high-speed digital matrix cross-connect switch with a dynamic new technology, which can significantly reduce network downtime and may achieve substantial cost savings in data and telecommunications networking environments. The DynaTraX(TM) switch provides network administrators with the unique capability to remotely manage and maintain the "physical level" (the actual physical connectivity) of their networks, from virtually any computer with a few clicks of a mouse on a user-friendly graphical user interface, which is a easy-to-use graphic pictorial of the actual physical work areas used by individuals. This technology allows administrators to quickly and efficiently perform physical changes electronically to repair networking problems, such as loss of connectivity resulting in the need to move a cable to a different hub, or to perform network reconfigurations (moves, adds or changes) to distribution equipment such as computers and telecommunications devices. No longer does a technician have to be dispatched to a telecommunication closet to resolve most networking problems, or to provide changes to users' existing services on the network.

         Examples of where the DynaTraX(TM) has been found to be cost effective include: (1) active large remote corporate locations with minimal or no IT personnel, where expensive outside technicians must often be dispatched to resolve problems or other requests; and (2) locations where very frequent movement of personnel occurs, such as in the military or at a convention center where network reconfigurations are frequently required. Reconfigurations are expensive with costs ranging from $50 to $200 on-site, and two to ten times that for off-site reconfigurations, versus virtually no cost if a DynaTraX(TM) is utilized. These figures do not include potential losses in productivity and revenues associated with extended downtimes.

         DynaTraX(TM) is also equipped with two key complementary products - a Test Card and a Data Base Management System. The Test Card enables administrators to effectively locate and resolve cable fault problems on the distribution portion of the network. Customers state that the Test Card is superior to alternative methods for diagnosing problems such as traditional cable test equipment, which typically involves using technicians to search throughout the entire network, moving equipment and possibly interfering with the performance of the network. DynaTraX's(TM) Database Management System documents every event that occurs within the network, assuring that all reconfigurations and other adaptations to the network are reflected on the DynaTraX's(TM) graphical user interface. Given the maze of wires, plugs, and jacks that are typically found in a telecommunications closet, administrators are notorious for not properly noting changes made to the network, resulting in cabling connections errors and significant loss of productivity from unforeseen downtime. With most network problems originating on the physical level, the Test Card and Data Base Management System make the DynaTraX(TM) a complete tool for managing and ensuring the integrity of data networks.

         Since launching its marketing campaign on a limited basis in early 2001, the DynaTraX(TM) has been received favorably, particularly from the U.S. military, which frequently moves personnel and performs routine networking changes for security purposes. DynaTraX(TM) has been tested and purchased by the U.S. Air Force and the U.S. Navy for inclusion in government projects. Prominent commercial users of the DynaTraX(TM) include Global Crossing Inc, Nortel Networks, Allied Irish Bank, Sanko Telecom of Japan, and Blue Cross of Florida.

         Tech Labs' long-term growth strategy includes the continued development of DynaTraX's(TM) technological capabilities, and concurrently, product integration and establishment of strategic partnerships with world-class software and hardware vendors. Presently, Tech Labs is a teaming partner with BAE Systems, a large military contractor, in marketing DynaTrax(TM) to the U.S. Government. We also signed a teaming agreement with EPS, Inc., also a military contractor, to market DynaTrax(TM) and the IDS to the U.S. Government.

         The DynaTraX(TM) Enterprise Management Solution or "DEMS" elevates the current DynaTraX(TM) electronic patching system to an interactive intelligent enterprise management "Virtual Technician" system. The Virtual Technician dramatically reduces the need for on-site technicians to perform physical layer tasks, which can now be performed electronically from a remote location (i.e., remotely testing network circuits, reconnecting equipment and circuits, rapidly recovering from a critical network failure, capturing and trapping hackers). Subsequently, the goal is to further enhance the DEMS technology beyond the Virtual Technician application to a system that will perform "self healing" (self-repair) network functions.

         The marketing channels we will rely on to sell our products will be the value-added resellers "VARs" responsible for delivery of a turn-key information service, or for the implementation, management and maintenance of private customer premise network facilities.

         There are at least four companies that have products that compete with the DynaTraX(TM) product. However, we believe none of these competitors offer a product with all of the features or capabilities of DynaTraX(TM). We continue to believe that competition in the sale of our DynaTraX(TM) products will be on the basis of price, features, service and technical support. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

         Competition for network management products comes from several different sources. One source of competition is the designated employees of large organizations which have been hired to manage and maintain their internal networks. However, we believe the growing need to control and reduce costs by using technology such as DynaTraX(TM) to automate tasks otherwise performed by expensive technical labor, will provide Tech Labs with market opportunities.

         Another group of competitors which produces products to manage and maintain the network physical layer consists of NHC, RIT and Cyteck. Of these three companies, NHC is the only one that offers a product comparable to DynaTrax(TM), but which is not as fast as DynaTraX(TM). In addition, V-LAN switching, which is a technology utilized by a number of companies, can be regarded as a competing technology. However, V-LAN switching is limited to a specific type of network, I.E., Ethernet, and not able to support many tasks which our DynaTraX(TM) technology is designed to complete. These tasks are:

         o rearranging network physical layer connections, E.G., moves, adds, and changes of equipment such as computer terminals; fax machines; and printers;

         o        testing circuits;

         o managing and maintaining end-to-end network configuration, which is the connection between different points on a network from the telecommunications closet to the user outlet; and

         o        maintaining asset inventory records.

         We regard V-LAN as complementary to DynaTraX(TM) circuit switching since they can work together to provide a more comprehensive network management/maintenance solution. The four competitors all have greater financial and other resources and currently account for substantially all of the existing market.

         Although we believe that the DynaTraX(TM) technology will serve as the basis for new products in the area of multi-media, digital network distribution and management equipment for use in campus and building facilities, our ability to successfully market our products will depend upon several factors including, among others:

         o The development of an effective marketing and distribution network;

         o        The acceptance of our products by potential users; and

         o Our ability to support existing products and develop and support new products that are compatible with other systems in use by potential customers and provide useful features that are user friendly.


Infrared Intrusion Detection System or "IDS"
--------------------------------------------

         In April 1997, we formed Tech Logistics, Inc., a joint venture subsidiary owned at that time 80% by Tech Labs and 20% by Carmine O. Pellosie, Jr., a director of our company and president of International Logistic, Inc., a privately owned company that distributes police, security, safety and communication security devices. In May 1998, we acquired Mr. Pellosie's interest in Tech Logistics. Our focus in this enterprise is the development and marketing of the Intrusion Detection System, or "IDS." The IDS is an active infrared sensor system able to detect intrusions by humans or vehicles into protected areas. The IDS was originally developed by Elktronic Apparatebau GmbH, "EAG," a German company, for NATO.

         The IDS is comprised of an aluminum housed infrared optics and electronic control circuitry by which a sender device emits an infrared beam which is sensed by a receiving module. Any interruption in the beam will trigger an alarm. The IDS units may be deployed in either a permanent installation, such as a fixed pole or wall, or in a portable installation, such as a movable tripod.

         We entered into an agreement dated effective as of October 1, 1997 with EAG, W.T. Sports, Ltd. and FUA Safety Equipment regarding the manufacture and marketing of the IDS. Under the terms of the agreement we were granted an exclusive right until September 30, 2007 to manufacture and sell in the U.S., Canada and South America the IDS products. The agreement provides that until March 31, 2001 gross pre-tax profits will be shared 70% to Tech Labs and 30% to FUA. From April 1, 2001 until September 30, 2007 the gross pre-tax profits in excess of 16% will be shared 70% to Tech Labs and 30% to FUA. We will also pay FUA a royalty of 5% of the cost of any IDS products we manufacture and sell. We currently assemble the IDS, upon receiving purchase orders, in our New Jersey facility from parts shipped to us by FUA Safety Equipment, which manufactures the component parts.

         We believe demand for this product will grow rapidly, particularly in light of the recent terrorist attack that occurred on September 11, 2001. Accordingly, we market the IDS product to the security and anti-terrorist industry. Over the last few years we have developed teaming relationships with our businesses, such as BAE, Inc. and with them have jointly marketed the IDS to the U.S. military.

         In 1999 we received approval for the IDS from the U.S. Air Force for inclusion in their Tactical Automated Security System program, which is a security system intended to thwart enemy attacks on critical military installations throughout the world. We believed this to be significant, even though it assures us of no IDS orders, because it gives credibility to the technology and the product. Since then we have continued to expand our contacts with the military, and have had the IDS tested by Army. We have also, individually, and through our teaming partners, marketed the IDS to nuclear and power plants, civilian airports, oil production facilities, ports and other various other high-risk properties.

         This industry has a number of different competing products and technologies. The IDS technology is based on an active infrared beam. Other competing technologies include microwave detection, fiberoptic vibration detection, buried cable vibration systems and passive infrared systems, which are made by such companies as Southwest Microwave, FiberSyns and ECSI. Competition in the industry is partly based on price and partly on other factors such as effectiveness of a product in the field, acceptable levels of false alarms for a given application and service. We have a number of competitors for the IDS products offering competitive technology, many of whom have greater financial and other resources.

         Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

Marketing Strategies
--------------------

Marketing.  We are implementing a marketing program consisting of:
---------

DISTRIBUTION THROUGH TYPICAL RESALE CHANNEL PARTNERS. These are independent organization businesses which market our products with other products. They are technically qualified networking systems integration, implementation and management type companies, in the business of providing network project-management consulting services and/or on-site implementation, installation and maintenance support services. These companies will be working in the markets (commercial or government) we have targeted and will already have established a customer base.

BUILDING SALES AND SALES LEAD. In addition to the already existing networks of existing and potential clients known by our managers and resale channel partners, Tech Labs, contingent upon sufficient resources, will also embark on an aggressive promotion program consisting of advertising in trade journals, trade show participation and mailing campaigns.

ADVERTISING. There will be a continuous program for both commercial and military markets involving a focused DynaTraX(TM) Enterprise Management Solution campaign in at least three trade magazines - two commercial and one government.

TRADE SHOWS. We hope to do at least six shows per year, comprised of two major industry shows and four smaller territory focused government "AFCEA" trade shows. In addition, Tech Labs will also participate in two or more shows as part of exhibits setup by its channel and teaming partners.

MAILING CAMPAIGN. Tech Labs will use commercial and government industry mailing lists available through industry trade organizations. These lists will be territorially arranged focusing on the proper person or groups involved in specifying, recommending and/or purchasing DynaTraX(TM) products.

Marketing Channels.
------------------

         The sales infrastructure for DynaTraX(TM), we anticipate, will include a three-tier sales organization structure comprised of a senior company sales executive managing up to five "market area" sales managers and several resale channels in each area. These market areas will be located in the following general regions: East Coast, Southwest, Mid West, West Coast, and Northwest. Market territories will be selected based on the projected number of commercial and government organizations considered to be primary target customers.

         Market areas will be established in phases over a two-year period, starting with the East Coast where the company presently has established a base of operations in two regional territories, New York and Florida. The goal is to have a minimum of three regional territory sales managers in each market area. For example, on the East Coast we will initially setup managers in the Northeast, New York City/New Jersey Metro region, Mid-Atlantic - Washington DC region, and Southeast - Orlando/Tampa Florida region. Regional territories are further broken down to local-territory units, which are smaller sales territories allocated to a particular sales representative or organization. During the initial East Coast buildup phase, we will support other market company agents (technical representatives) operating in the regional territories targeted for development. Representatives will be supported by the closest regional sales office manager.

         U.S. MILITARY

         The Department of Defense is presently under a mandate from the President and Congress to minimize costs and maximize efficiency. The military, unlike commercial organizations, will encourage the use of new technology such as DEMS to improve productivity, operations and reliability. The specific military business opportunities we are targeting includes: Improving IT network management and maintenance capabilities; supporting "rapid deployment" for configuring networks and for recovering from network disasters; having current and accurate information about network configurations, connected assets and usage statistics; preventing hackers or other type of unauthorized attempts from gaining access to network resources, and then identifying and capturing them.

         NON-MILITARY GOVERNMENT AGENCIES

         These government organizations primarily contract out their network support operations. They are under significant pressure to reduce staff and costs while also being asked to do more. In order to achieve these mandates, agencies will have to rely on new technology such as DEMS that can help improve their productivity while at the same time increase network services and reliability. In addition, government agencies (especially the FBI, CIA, and NSA) are also being challenged by Congress regarding their poor track record on protecting their information and network resources against hackers and other unauthorized users.

         COMMERCIAL ORGANIZATIONS

         Opportunities include large organizations with many regional business offices and/or local call centers (remote office operations) as well as mid-size organizations with medium size headquarters and small remote branch operations. Included in this group are Fortune 1000 service organizations (banks financial investment companies, medical insurance companies, large retail operations, etc.) that have regional operations and rely on territory branch offices to sell their products or services to their customers, and organizations that have a need to change their network arrangement "churn" to support relocating personal or to service temporary users of their facilities. In addition to relying on their networks to conduct business, these organizations also have a need to protect the network resources and customer information from hackers and other unauthorized users.

Source of Supply
----------------

         Current inventory component purchases for all our products are made from OEMs, brokers, and other vendors. We typically have multiple sources of supply for each part, component, or service, and during the year ended December 31, 2001, cannot characterize any particular company as being our "largest" supplier. During the year ended December 31, 2000, Wiggins Plastics was our largest supplier with 7.4% of our overall inventory purchases. These purchases were primarily used in the manufacture of electromechanical switches. We have no long-term agreements with any of our suppliers.

Order Backlog
-------------

         The backlog of written firm orders for our products and services as of December 31, 2001, and December 31, 2000, was as follows:

         As of December 31, 2001: $14,146

         As of December 31, 2000: $586,441

         The decrease in the backlog reflects the decrease we have experienced in our sales. The figures also represent a snapshot of our backlog orders at such date. The backlog of written firm orders for our products and services as of May 17, 2002, and May 17, 2001, was as follows:

         As of May 17, 2002: $86,255

         As of May 17, 2001: $445,450

Patents
-------

         In connection with our acquisition of the DynaTraX(TM) assets, we acquired certain patents and pending patent applications. Four patents have been granted in Great Britain, which are listed below:

         o User Interface for Local Area Network. This patent covers technology which allows communication between the user and the equipment controlling the network. This patent expires in 2013.

         o Token Ring. This patent covers technology which transmits information between devices on a network. This patent expires in 2013.

         o Half Duplex Circuit for Local Area Network. This patent covers technology which allows one-way communication either to or from the Local Area Network. This patent expires in 2013.

         o Patent title: Matrix Switch Arrangement. This patent covers technology which is a switch that can either connect or disconnect one or more devices on a network. This patent expires 2015.

         We have also received a Notice of Allowance and Issue Fee Due from the United States Patent and Trademark Office in connection with our patent application entitled MULTI-PROTOCOL CROSS CONNECT SWITCH. We paid the issue fee and we expect the application to mature into a patent within a few months. In addition, Tech Labs has a U.S. patent pending on new technology relating to the protection of computer networks from hacker attacks, the POSITIVE ACCESS SECURITY SYSTEM.

Employees
---------

         We have 14 full-time employees, including our officers, five of whom were engaged in manufacturing, one in repair services, one in administration and financial control, two in engineering and research and development, two in marketing and sales, and three in management.

Facilities; Manufacturing
-------------------------

         Our corporate headquarters and manufacturing facility is located in North Haledon, New Jersey. Our primary manufacturing and office facility is a one-story building that is adequate for our current needs. We lease this facility of 8,000 square feet, from a non-affiliated person, under a lease that ends in April, 2007. The annual base rent is $49,000 and includes property taxes and other adjustments. We believe our premises are adequate for our current needs and that if and when additional space is required, it would be available on acceptable terms. Currently, we are operating at approximately 30 to 35% of our capacity. In 2001, we operated at approximately 30 to 35% of capacity, and in 2000 we operated at approximately 50% of capacity.

         We are an integrated manufacturer and, accordingly, except for plastic moldings and extrusions, produce nearly all major subassemblies and components of our devices from raw materials. We purchase certain components from outside sources and maintain an in-house, light machine shop allowing fabrication of a variety of metal parts and castings, complete tool room for making and repairing dies, a stamping shop and an electronic assembly shop with light assembly presses. Our test lab checks and tests our products at various stages of assembly and each finished product undergoes a complete test prior to shipment.

         We anticipate that we will either manufacture any new products ourselves or subcontract their manufacture, in whole or in part, to others. We believe that personnel, equipment, and/or subcontractors will be readily available as and when needed.

         We offer warranties on all our current products, including parts and labor for one year.

         We have limited research and development facilities and currently employ one engineer.

Litigation
----------

         We are involved in a lawsuit arising from a letter of intent relating to a small potential transaction we did not complete because we believed there were misrepresentations made to us. The suit was filed against us by a former employee of Tech Labs in 1995. We believe that the outcome is likely to be favorable, but that our maximum liability if we do not prevail would be $30,000. The suit was transferred to arbitration and we are assisting a decision of the arbitrator.


                                   MANAGEMENT

Directors, Executive Officers, and Key Consultants
--------------------------------------------------

         Name                       Age              Title
         ----                       ---              -----

         Bernard M. Ciongoli        55        President, Treasurer, and Director

         Earl M. Bjorndal           50        Vice President and Director

         Carmine O. Pellosie, Jr.   59        Secretary and Director

         Salvatore Grisafi          71        Director

         Each director is elected for a period of one year and until his successor is duly elected by shareholders and qualified. Officers serve at the will of the board of directors.

         Bernard M. Ciongoli became our president and a director in late 1992, and became Treasurer in 1998. From 1990 through 1991 he served as president of HyTech Labs, a company engaged in sales and servicing of electronic test equipment. During the years of 1987 to 1990, he acted as the principal owner and President of Bernco Developers, a real estate developer. Mr. Ciongoli holds a degree in electronic engineering from Paterson Institute of Technology.

         Earl M. Bjorndal has been with us in various capacities since 1981. He has been a director since 1985, and became a vice president in 1992. He is a graduate of the New Jersey Institute of Technology with both bachelor's and master's degrees in industrial engineering.

         Carmine O. Pellosie, Jr. has been a director since the formation of Tech Logistics, Inc. in 1997 and has been our secretary since April 1999. Since January 1, 1999, he has been the Controller of the Passaic County Department of Health and Human Services. Prior to January 1999, he was, for more than five years, president of International Logistics, Inc.

         Salvatore Grisafi has been a director since August of 2000. Mr. Grisafi is president of MPX Network Solutions, a privately held telecommunications/networking business development and marketing consulting company. Through MPX, Mr. Grisafi's primary experience over the past five years has been serving as a consultant to Tech Labs. Mr. Grisafi assisted Tech Labs in identifying potential markets and new technologies for Tech Labs, assisting in the acquisition of the DynaTrax(TM) technology from NORDX/CDT, and in identifying other opportunities and business strategies. Mr. Grisafi is a graduate of the New York Institute of Technology.

         Tech Labs' success will depend to a large extent upon the continued efforts of Bernard M. Ciongoli, our president and chief executive officer. Mr. Ciongoli has an intricate understanding of Tech Labs, its business operations and the technology underlying its products. It would be very difficult for Tech Labs to replace Mr. Ciongoli, and accordingly the loss of his services would be detrimental to our operations. We do, however, have an employment agreement with him. We previously had key-man life insurance on Mr. Ciongoli but recently terminated the policy as part of our cost saving measures. Expansion of our business may require additional managers and employees with industry experience. In general, only highly qualified managers have the necessary skills to develop and market our products and provide our services.

         Competition for skilled management personnel in the industry is intense, which may make it more difficult and expensive to attract and retain qualified managers and employees. Expansion of our business will likely also require additional non-employee board members with business and industry experience. We do not, however, have directors' and officers' liability insurance, which may limit our ability to attract qualified non-employee board members.

Executive Compensation
----------------------

         The following table summarizes the compensation paid to or earned by our president. No other officer has received compensation in excess of $100,000 in any recent fiscal year.

                                    Summary Compensation Table
                                                                                        Long-Term
                                                  Annual Compensation                  Compensation
                                                  -------------------                  ------------
                                                                                         Shares of
                                                                                       Common Stock
                                                                                       Issuable Upon
Name and 2001                                                                          Exercise of
Principal Position                  Year              Salary($)       Bonus($)            Options
------------------                  ----              ---------       --------            -------
Bernard M. Ciongoli                 2001             $135,000               0             600,000
President, Treasurer                2000             $125,000               0             250,000
                                    1999             $125,000               0                   0


         The following table sets forth information relating to all options granted to named executive officers:

                                   Option Grants in Fiscal Year 2001

                                Percent of
                                 Number of              Total Options
                           Securities Underlying    Granted to Employees       Exercise        Expiration
Name                          Options Granted        in Fiscal Year (%)         Price            Date
----                          ---------------        ------------------         -----            ----
Bernard M. Ciongoli              100,000                  15.38                 $.9625           3/01/06
                                 500,000                  76.92                 $.43             8/01/06

         Tech Labs has entered into an employment agreement for a term of five
(5) years with Mr. Ciongoli, dated as of August 1, 2001, which agreement supersedes the employment agreement that was in effect with Mr. Ciongoli dated October 1, 1998, as amended June 18, 1999, and February 21, 2001. Mr. Ciongoli is currently compensated under the terms of the employment agreement at the base salary rate of $150,000 per annum. Mr. Ciongoli is also entitled to receive two percent (2%) of our sales in excess of $1,000,000 during any year he is employed by us. In addition, Mr. Ciongoli was granted an option, exercisable for five (5) years from the date of grant, to purchase 500,000 shares of stock at $.43 per share, such option to vest in increments of 100,000 shares every six (6) months commencing February 1, 2002. The agreement is automatically renewable for three
(3) years unless either party terminates the agreement in writing at least 180 days prior to the expiration of the initial term period.

         In addition, in 2001, we granted to Mr. Ciongoli an option to purchase up to 100,000 shares under our 1996 stock option plan exercisable for five (5) years at $0.9625 per share which vest over a period of two (2) years. In 2000, we granted to Mr. Ciongoli (i) a non-plan option in consideration and in recognition of his services to Tech Labs to purchase up to 139,000 shares exercisable over five (5) years at $2.4375, which vests over the course of three
(3) years from the date of grant; and (ii) an option to purchase up to 111,000 shares of common stock under our 1996 stock option plan exercisable for five (5) years at $2.68125 per share, which vests over a period of three (3) years.

         We do not have employment agreements with any other named executive officers. Our directors are not presently compensated.

Consultants
-----------

         We entered into a consulting agreement with MPX Network Solutions, Inc. We believe the terms of the agreement with MPX, whose president is also a director of Tech Labs, Salvatore Grisafi, are as fair to us as could have been made with an unaffiliated party. Mr. Grisafi has dedicated his time over the last several years to assisting Tech Labs. We have had the benefit of Mr. Grisafi's services and experience without incurring the cost of hiring him as our employee. The agreement, as amended, expired on March 21, 2002, and provided that:

         o MPX will provide consulting services in the areas of marketing, customer relations and strategic and product development planning, particularly with regard to communications products;

         o MPX will receive an annual fee of $52,000 and commissions on sales of telecommunications products during the term of the agreement ranging from 3% of the first $2,000,000 of the net sale prices to 1/2% of the net sale prices over $4,000,000, and

         o MPX will receive 50,000 shares of common stock; which were valued at then current market prices, and, options to purchase
                  (i) options to purchase up to 25,000 shares exercisable for 3 years at $0.75 per share, and (ii) options to purchase up to 25,000 shares exercisable for 4 years at $0.75 per share but which do not vest until the "Positive Network Access Security" patent filed by Tech Labs is approved by the U.S. Patent and Trademark office.

         These services were provided on an as needed basis. Since the expiration of the agreement we reached an oral agreement with MPX for it to continue to provide services to us. MPX will receive an annual fee at the rate of $26,000 a year, which is a 50% reduction from the previous arrangement. This reduction was necessitated by Tech Labs' cost savings measures. MPX recognizes the necessity of this reduction. MPX will also continue to receive commissions on the sales of Tech Labs' products at the same rate in the expired agreement.

         We also entered into a consulting agreement with Scott Coby which expires at the end of May, 2002. Under the terms of the agreement, the consultant provides certain marketing and financial services, including assistance with the development of our business plan, securing capital and marketing our products. In consideration for entering into the agreement, which has an initial term of two years, we issued to the consultant a warrant to purchase 50,000 shares of common stock at $1.85 per share exercisable for five
(5) years.

         We issued an additional warrant to Scott Coby to purchase up to 200,000 shares of common stock at $3.50 per share exercisable for five (5) years. This warrant vests in increments of 25,000 warrants for every $250,000 of sales of Tech Lab's products to purchasers obtained by consultant within the initial two
(2) year term of the consulting agreement with Mr. Coby. The shares underlying the warrants have certain registration rights.

         We also entered into a consulting agreement with Barry Bendett. Under the terms of the agreement the consultant will provide certain business development services, including but not limited to, expanding the customer base, financial planning, corporate structuring and marketing matters. In consideration for entering into the agreement, which has an initial term of two
(2) years, we issued to the consultant an option to purchase 100,000 shares of common stock at $4.00 per share exercisable for three (3) years. Pursuant to the terms of the agreement, we also issued to Mr. Bendett an aggregate of 170,000 shares for his services.

Stock Option Plans
------------------

         On December 11, 1996, the board of directors adopted a stock option plan for officers, directors, and other key employees. Options issued pursuant to the stock option plan to qualified key employees are meant to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code. A total of 450,000 shares were set aside for this purpose. Currently outstanding under this plan are grants of options for an aggregate of 306,000 shares, of which 100,000 were granted at an exercise price of $0.9625, 111,000 were granted at an exercise price of $2.68125, 25,000 were granted at an exercise price of $2.4375 and 70,000 were granted at an exercise price of $0.875.

         The 1996 Plan is administered by a committee appointed by the board of directors, which is comprised of two or more members of the board. The committee's interpretation and construction of the stock option plan is final unless otherwise determined by the board.

         Options granted under the 1996 Plan shall have an option price not less than 100% of the fair market value of the shares of Tech Labs' common stock on the date of the granting of the option, or 110% of the fair market value for stockholders who, at the time of grant, posses more than 10% of the total voting power of all classes of stock. If the aggregate fair market value of the shares of stock, determined as of the date of grant, during any calendar year exceeds $100,000 then only the first $100,000 of such shares exercised will be treated as incentive stock options.

         Any option must be granted within 10 years of the date the plan was adopted or approved by the shareholders, whichever is earlier. The option, by its terms, must be exercisable within 10 years of the date it is granted. If, however, options are granted to an optionee who, at the time of grant, possesses more than 10% of the total voting power of all classes of stock, the options granted shall be exercisable no more than 5 years from the date of grant. Options generally may be exercised only if the optionee remains continuously associated with Tech Labs from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon death of any employee within certain specified time periods.


                              CERTAIN TRANSACTIONS

         The following information describes certain transactions between Tech Labs and certain affiliated parties. Future transactions, if any, must be approved by the board of directors.

         In March, 1999, we entered in to a consulting agreement with MPX Network Solutions, Inc. which expired in March, 2002. Sal Grisafi is the president of MPX and a director of Tech Labs. See "Management-Consultants."

         In March of 2001, we extended the term of our consulting agreement with MPX Network Solutions Inc., whose president, Salvatore Grisafi, is also a director of Tech Labs, until March 21, 2002. Since the expiration of the agreement we reached an oral agreement with MPX for it to continue to provide services to us. MPX will receive an annual fee at the rate of $26,000 a year, which is a 50% reduction from the previous arrangement. This reduction was necessitated by Tech Labs' cost savings measures. MPX recognizes the necessity of this reduction. MPX will also continue to receive commissions on the sales of Tech Labs' products at the same rate in the expired agreement.


                             PRINCIPAL STOCKHOLDERS

         The following table describes, as the date of this prospectus, the beneficial ownership of our common stock by:

         o        persons known to us to own more than 5% of such stock, and

         o the ownership of common stock by our directors, and by all officers and directors as a group.


                                                  Number of Shares Owned             % of
Name                                                   Beneficially              Common Stock
----                                                   ------------              ------------
Bernard M. Ciongoli                                       1,140,334                  18.97%
Earl Bjorndal                                               273,444                   5.00%
Carmine O. Pellosie, Jr.                                     60,000                   1.11%
Salvatore Grisafi                                           100,000                   1.83%
Libra Finance, S.A.                                         275,000                   4.85%
Celeste Trust Reg                                           598,115                   9.99%
The Endeavour Capital Investment Fund, S.A.                 598,115                   9.99%
Esquire Trade & Finance                                     598,115                   9.99%
All officers and directors as a group (4 persons)         1,573,778                  26.91%


         Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

         o The information for Mr. Ciongoli includes 120,334 shares that may be acquired within 60 days pursuant to the exercise of options granted under our 1996 stock option plan and 500,000 shares issuable upon exercise of options earned under our employment agreement with Mr. Ciongoli.

         o The information for Mr. Bjorndal includes 75,000 shares that may be acquired within 60 days pursuant to the exercise of options granted under our 1996 stock option plan.

         o The information for Mr. Grisafi includes 50,000 shares that are owned by MPX Network Solutions, Inc., a company that Mr. Grisafi controls and in which Mr. Grisafi's wife holds all of the outstanding shares, and 50,000 shares that may be acquired within 60 days pursuant to the exercise of two (2) non-plan grants of stock options.

         o The information for Mr. Pellosie includes 20,000 shares issuable upon the exercise of immediately exercisable options granted under our 1996 stock option plan.

         o The number of shares beneficially owned by each of Celeste Trust Reg, The Endeavour Capital Investment Fund, S.A., and Esquire Trade & Finance may not exceed, by the terms of their Subscription Agreement with Tech Labs, 9.99% of the outstanding number of shares of common stock of Tech Labs. Beneficial ownership is calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Based on a conversion price for the Notes of $0.17, no more than an amount equal to approximately 598,115 shares may be converted by each of Celeste Trust Reg, The Endeavour Capital Investment Fund, S.A., and Esquire Trade & Finance at any one time; provided, however, each of the above mentioned parties is not precluded from converting the maximum amount permissible under the Notes, immediately disposing of some or all of those shares and subsequently converting additional amounts remaining under the Notes. If the aforementioned parties engaged in such a practice or voided the 9.99% limitation, the parties could be issued a total of 6,445,247 shares at a conversion price of $0.17 per share.

                              PLAN OF DISTRIBUTION

         Tech Labs is registering this offering of shares on behalf of the selling securityholders. Tech Labs will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of its counsel, blue sky fees and expenses.

         The selling securityholders shares may be sold to purchasers from time to time directly by and subject to the discretion of the selling securityholders. The selling securityholders may, from time to time, offer their securities for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the securities for whom they may act as agents.




         Any underwriters, brokers, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling securityholder has advised Tech Labs that it has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.


         At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

         The selling securityholders have agreed to sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and is complied with.

         The sale of the securityholder shares may be effected from time to time in transactions, which may include block transactions, in:

         o        the over-the-counter market;

         o        in negotiated transactions; or

         o        a combination of such methods of sale or otherwise.

         Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         Selling securityholders may effect such transactions by selling their securities directly to purchasers

         o        through broker-dealers acting as agents; or

         o to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the market in negotiated transactions or otherwise.

         The selling securityholders have been advised that the shares may only be sold in New Jersey through a registered broker-dealer or in reliance upon an exemption from registration.


         Broker-dealers, if any, may receive compensation in the form of discounts, commissions, or concessions and/or the purchasers from whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

         If any of the following events occurs, this prospectus will be amended to include additional disclosure before offers and sales of the securityholder shares are made:

         o To the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in this prospectus;

         o If the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in this prospectus;

         o If the compensation paid to broker-dealers is other than usual and customary discounts, commissions, or concessions, disclosure of the terms of the transaction would be included in this prospectus.

         This prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securityholder shares.


         The selling securityholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and their associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sale of shares of the common stock of Tech Labs by the selling securityholders. Tech Labs will make copies of this prospectus available to the selling securityholders and has informed them of the need for delivery of copies of this prospectus to purchases at or before the time of any sale of the shares.



                       OFFERING BY SELLING SECURITYHOLDERS

         The following tables set forth certain information concerning each of the selling securityholders. The shares are being registered to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time. Except for Stursberg & Veith none of the selling securityholders has held any position or office or had a material relationship with Tech Labs or any of our affiliates within the past three years other than as a result of the ownership of our common stock or as a creditor under the Notes.

         Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated.

         The following table assumes that the selling shareholders will sell all of their shares.

                                                  Number of                           Percent of     Percent of
                                                   Shares                 Number of     Shares         Shares
                                                Beneficially   Number of    Shares       Owned          Owned
                                                    Owned       Shares       Owned   Beneficially   Beneficially
                                                  Prior to       Being       After   Prior to the       After
Selling Shareholders                             Offering(1)    Offered    Offering    Offering     the Offering
--------------------                             -----------    -------    --------    --------     ------------
Celeste Trust Reg(2)(3)
c/o Trevisa-Treuhand-Anstalt Landstrasse
8 Furstentums
99996 Balzers
Liechtenstein                                      598,115     5,471,912         0        9.99%            0%

The Endeavour Capital Investment Fund, S.A.(2)
Cumberland House 27
Cumberland Street
Nassau New Providence
Bahamas                                            598,115     5,471,912         0        9.99%            0%

Esquire Trade & Finance, Inc.(2)
Trident Chambers
P.O. Box 146, Road Town
Tortolu, BVI                                       598,115     5,471,912         0        9.99%            0%

The Endeavour Management Inc. S.A(3)
Cumberland House 27
Cumberland Street
Nassau New Providence
Bahamas                                            137,500       137,500         0        3.33%            0%

Libra Finance, S.A(3)
P.O. Box 4603
Zurich, Switzerland                                275,000       275,000         0        5.08%            0%

Stursberg & Veith(4)
405 Lexington Avenue
New York, NY                                        75,000        75,000         0        1.43%            0%


(1) Based upon the information we have received, we assume that the selling securityholders have sole voting and investment power with respect to all shares owned.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of ownership for any other purpose. The number of shares of common stock shown as being offered by the selling securityholders represents 200% of the number of shares of common stock to be offered by such selling securityholders assuming the remaining balance on the Notes is converted into common stock. When we initially filed the registration statement, which this prospectus is a part of, such conversion equaled 16,415,736 shares. Since we have filed the first amendment to the registration statement, Tech Labs stock price has increased slightly and the balance due under the Notes has decreased, which changes the number of shares equal to 200% of the conversion of the Notes. On April 5, 2002, we were required to register 16,415,736 shares of our common stock for the benefit of the noteholders.

         As of May 15, 2002 there was a outstanding balance of $1,095,692 on the Notes. At the conversion price of $0.17, calculated as of May 20, 2002, that results in a total of 6,445,247 shares if the noteholders convert the entire balance into common stock, or 12,890,494 shares at 200% of such conversion.

         Celeste Trust Reg and Esquire Trade and Finance, Inc. each have a balance, principal and interest, of $362,303 remaining on the Notes, and the Endeavour Capital Investment Fund has a balance of $371,085 as of May 15, 2002. The actual number of shares of common stock issuable upon conversion of the Notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by Tech Labs at this time, including the future market price of the common stock.

         The actual number of shares being registered under this registration statement includes 200% of the number of shares of common stock issuable upon exercise of the Notes and interest payable thereon calculated as of the initial filing of the registration statement, which this prospectus is a part, which is required of Tech Labs pursuant to the terms of the Subscription Agreement with the noteholders. The Notes are convertible at a price equal to 85% of the average of the five lowest closing bid prices of the common stock during the twenty-two (22) business days immediately preceding the closing of the financing transaction in which Tech Labs delivered the Notes and to the selling securityholders or 85% of the five lowest bid prices during the twenty-two (22) business days through the date of conversion of the Notes, whichever is lower. Therefore, the number of shares issuable upon conversion of the Notes may be less than or greater than the number of shares shown as beneficially owned or to be offered by the selling securityholders or otherwise covered by this prospectus.

         Pursuant to the terms of the Subscription Agreement, the Notes are convertible by each selling securityholder and interest is payable in common stock only to the extent that the number of shares of common stock then beneficially owned, as determined in accordance with Section 13(d) of the 1934 Act and Rule 13d-3 thereunder, by such selling securityholder and its affiliates would not exceed 9.99% of the then outstanding shares of common stock of Tech Labs, provided such selling securityholder has not sent written notification to Tech Labs that it wishes to void the 9.99% limitation. Furthermore, the selling securityholders are not precluded from converting the maximum amount permissible under the Notes, immediately disposing of some or all of those shares and subsequently converting additional amounts remaining under the Notes.

(3) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(4) Stursberg & Veith has been legal counsel to Tech Labs for the past four years. In recognition of the fact that certain selling securityholders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with certain selling securityholders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares of common stock are no longer required to be registered for the sale thereof by certain selling security holders.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 25,000,000 shares of common stock having a par value of $.01 each, of which 5,389,029 are currently outstanding and 15,191 shares are held in treasury. There are currently approximately 255 holders of common stock.

Common Stock
------------

         Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares may elect all of the directors of Tech Labs. The common stock does not have any preemptive rights. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our certificate of incorporation.

         Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of our company, all assets and funds of our company remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Common Stock Purchase Warrants
------------------------------

         In October 2000, Tech Labs issued 412,500 warrants to purchase shares of common stock at an exercise price of $4.80 per share, subject to adjustment, at any time until 5:00 pm New York time, on October 13, 2003. Tech Labs may call the warrants on thirty days written notice, provided the average closing bid price equals or exceeds $8.00 per share for twenty consecutive business days and the average daily volume is at least 90,000 shares per day.

         The exercise price of the warrants and the number of shares of common stock issuable upon exercise thereof are subject to adjustment in certain events, including stock splits or combinations, stock dividends, or through recapitalization resulting from stock split or combination.

6.5% Convertible Notes
----------------------


         In October 2000, Tech Labs issued a $1,500,000 principal amount convertible note which was originally due on October 13, 2003 but which has been extended to December 30, 2002 pursuant to the terms of the Amended Redemption Agreement. Interest is payable quarterly in cash or in shares of common stock at the option of the noteholder. As of May 15, 2002, there was an aggregate of $1,095,692, principal and interest remaining outstanding on the Notes. The reduction in the outstanding amount due under the Notes reflects the amount of the Notes which have been converted by the noteholders into the common stock of Tech Labs and a payment by Tech Labs of $110,000 to the noteholders pursuant to the terms of the Amended Redemption Agreement.


         The Notes and their accrued interest are convertible at anytime while any portion of them are outstanding into shares of Tech Labs common stock. The Notes are convertible at a price equal to 85% of the average of the lowest closing bid prices of the common stock during the five lowest bid prices during the twenty-two (22) business days immediately preceding the issuance date of the Notes or 85% of the five (5) lowest bid prices during the twenty-two business days through the date of conversion of the Notes, whichever is lower.

Stock Options and Stock Option Plan
-----------------------------------

         In addition to the warrants to purchase 412,500 shares of our common stock, we have outstanding options to consultants and third parties:

         o to purchase 50,000 shares exercisable for five years at $1.85 per share,

         o to purchase 75,000 shares exercisable for five years at $1.12 per share,

         o to purchase 100,000 shares exercisable for three years at $5.75 per share,

         o to purchase 100,000 shares exercisable for three years at $4.00 per share.

         Tech Labs has granted options to purchase 300,000 shares exercisable at $.50 per share pursuant to an employment agreement with Mr. Ciongoli, initially dated October 1, 1998, all of which options have vested, and 500,000 shares exercisable at $1.43 per share pursuant to the employment agreement with Mr. Ciongoli dated August 24, 2001, which supersedes the prior employment agreement, of which options to purchase up to 100,000 shares have vested to date and an additional 100,000 shares shall vest every six months commencing February 1, 2002. As additional incentive, Mr. Ciongoli was granted options to purchase (i) up to 100,000 shares under our 1996 stock option plan at an exercise price of $0.9625, of which all 100,000 shares have vested; (ii) up to 111,000 shares under our 1996 stock option plan at an exercise price of $2.68125, of which 74,000 shares have vested and the remaining 37,000 shares shall vest next year; and (iii) a non-plan option to purchase up to 139,000 shares, at an exercise price of $2.4375, of which 46,374 shares have vested and the remaining 92,666 shall vest over the course of this year and next.

         We issued 50,000 shares of common stock to MPX pursuant to our consulting agreement. Pursuant to the consulting agreement dated March 10, 1999 with Mint, in addition to the options set forth above, we issued an aggregate of 100,000 shares.

         We have adopted a 1996 stock option plan for officers, directors, and other key employees. A total of 450,000 shares have been reserved for issuance under the 1996 Plan. Currently outstanding under this plan are grants of options for an aggregate of 306,000 shares, of which 100,000 were granted at an exercise price of $0.9625, 111,000 were granted at an exercise price of $2.68125, 25,000 were granted at an exercise price of $2.4375 and 70,000 were granted at an exercise price of $0.875.


                         SHARES ELIGIBLE FOR FUTURE SALE

         No assurance can be given as to the effect, if any, that future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants or conversion of convertible notes into shares of our common stock, 1,037,134 are "restricted securities" as the term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirement of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of common stock, or if the common stock is quoted on the NASDAQ System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144, with the United States Securities and Exchange Commission. As of the date of this prospectus, 973,912 shares of common stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. We are unable to predict the effect that the sales made under Rule 144 otherwise may have on the market price of the common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely effect the then prevailing market for our common stock.

Market Information
------------------

         Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "TCHL.OB." Trading in the common stock has historically been very limited.

Transfer Agent
--------------

         The transfer agent for our common stock is Interwest Transfer Co., Inc., P. O. Box 17136, Salt Lake City, Utah 84117.

                                  LEGAL MATTERS

         The validity of the common stock offered in this offering will be passed upon for us by Stursberg & Veith, 405 Lexington Avenue, New York, New York 10174, the partners of which law firm own options to purchase 75,000 shares and which are being registered pursuant to this prospectus.


                                     EXPERTS

         Charles J. Birnberg, CPA, independent auditor, has audited our financial statements for the years ended December 31, 2000 and 2001 as set forth in the report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Charles J. Birnberg's report, given on his authority as expert in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the common stock being registered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and any of its amendments and the exhibits, which are available for inspection without charge, and copies of which may be obtained at prescribed rates, at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


                     INFORMATION NOT REQUIRED IN PROSPECTUS

         We will provide, without charge, to each person who received a prospectus, upon written or oral request of such person to us at the mailing address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address of our principal executive offices is Tech Laboratories, Inc., 955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----


Report of Charles J. Birnberg, CPA Independent Auditor.......................F-2


Audited Financial Statements:

Balance Sheets..........................................................F-3, F-4

Statement of Operations......................................................F-5

Statement of Shareholder's Equity............................................F-6

Statement of Cash Flows......................................................F-7

Notes to Financial Statements................................................F-8

                          REPORT OF INDEPENDENT AUDITOR


                            Charles J. Birnberg, CPA
                               150 Overlook Avenue
                          Hackensack, New Jersey 07601

                                                                  March 14, 2002


To The Board of Directors of Tech Laboratories, Inc.

         I have audited the Balance Sheets of Tech Laboratories, Inc. as of December 31, 2000 and 2001 and the related Statements of Income and Retained Earnings, and Cash Flows for the years then ended. These financial statements are the responsibility of the company's management.

         The audits were conducted in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that the audits provide a reasonable basis for my opinion.

         Therefore, the financial statements in my opinion, present fairly the financial position of Tech Laboratories, Inc. as of December 31, 2000 and 2001 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                     Sincerely,

                                                     /s/ Charles J. Birnberg
                                                     ---------------------------
                                                     Charles J. Birnberg
                                                     Certified Public Accountant

Hackensack, New Jersey


                                            TECH LABORATORIES, INC.
                                                BALANCE SHEETS
                                  FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                                     AND THREE MONTHS ENDED MARCH 31, 2002

                                                      Assets

                                                                                              Three Months
                                                                                                  Ended
                                                               2000              2001         March 31, 2002
                                                           ------------      ------------      ------------
Current Assets:
     Cash ...........................................      $ 2,523,446       $   892,003       $   476,012
     Marketable Securities (Note 1) .................           64,333            40,000            40,000
     Accounts Receivable, Net of Allowance of $10,000
       in 2000 and 25,000 in 2001 ...................           93,952           112,200           155,789
     Inventories (Notes 1 & 2) ......................        1,286,838         2,075,479         2,243,180
     Prepaid Expense ................................            4,055             6,303             6,303
                                                           ------------      ------------      ------------
         Total Current Assets .......................      $ 3,972,624       $ 3,125,985       $ 2,921,284

Property, Plant and Equipment at Cost (Note 1)
     Leasehold Improvements .........................            2,247             2,247             2,247
     Machinery, Equipment and Instruments ...........          467,100           524,730           524,730
     Furniture and Fixtures .........................           81,603            95,662            97,090
                                                           ------------      ------------      ------------

                                                           $   550,950       $   622,639       $   624,067

     Less: Accumulated Depreciation & Amortization ..         (342,551)         (373,900)         (379,590)
                                                           ------------      ------------      ------------
     Net, Property, Plant and Equipment .............      $   208,399       $   248,739       $   244,477

Other Assets  .......................................      $    12,059       $    12,059       $    12,059
                                                           ------------      ------------      ------------

         Total Assets ...............................      $ 4,193,082       $ 3,386,783       $ 3,177,820
                                                           ------------      ------------      ------------

The accompanying notes are an integral part of these financial statements.


                                              TECH LABORATORIES, INC.
                                                  BALANCE SHEETS
                                    FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                                       AND THREE MONTHS ENDED MARCH 31, 2002

                                     Liabilities and Stockholders' Investment


                                                                                                    Three Months
                                                                                                        Ended
                                                                   2000              2001          March 31, 2002
                                                                ------------      ------------      ------------
Current Liabilities:
     Defaulted Convertible Notes .........................      $       -0-       $ 1,219,202       $ 1,165,375
     Current Portion of Long Term Debt (Note 5) ..........           17,198            33,347            33,074
     Short-Term Loans Payable (Note 6) ...................           63,623            63,789            53,427
     Accounts Payable and Accrued Expenses ...............           32,961            82,224            85,500
     Other Liabilities ...................................            8,375             7,562             2,234
                                                                ------------      ------------      ------------
         Total Current Liabilities .......................      $   122,157       $ 1,406,124       $ 1,339,610

Long Term Convertible Notes Payable ......................        1,520,318               -0-               -0-

Stockholders' Investment:
     Common Stock, $.01 Par Value;
     10,000,000 Shares Authorized in 2000 and 2001,
       25,000,000 shares authorized in 2002 ..............      $    39,493       $    47,836       $    47,836
     Less: 11,316 Shares Reacquired and Held in Treasury .             (113)             (113)             (113)
                                                                ------------      ------------      ------------
                                                                $    39,380       $    47,723       $    47,723

     Capital Contributed in Excess of Par Value ..........        4,060,287         4,339,478         4,339,478
     Retained Earnings ...................................                0                 0               -0-
     Accumulated Deficit .................................       (1,549,060)       (2,406,542)       (2,548,991)
                                                                ------------      ------------      ------------
                                                                $ 2,550,607       $ 1,980,659       $ 1,838,210
                                                                ------------      ------------      ------------

     Total Liabilities and Stockholders' Investment ......      $ 4,193,082       $ 3,386,783       $ 3,177,820
                                                                ------------      ------------      ------------

The accompanying notes are an integral part of these financial statements.


                                            TECH LABORATORIES, INC.
                                            STATEMENT OF OPERATIONS
                                  FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                                     AND THREE MONTHS ENDED MARCH 31, 2002


                                                                                          Three
                                                                                          Months
                                                                                          Ended
                                                       2000              2001         March 31, 2002
                                                   ------------      ------------      ------------
Sales .......................................      $ 1,017,518       $   568,083       $   122,830
Costs and Expenses:
Cost of Sales ...............................          651,460           358,754            82,296
Selling, General and Administrative Expenses           818,552         1,050,476           164,662
                                                   ------------      ------------      ------------
                                                     1,470,012         1,409,230           246,958
                                                   ------------      ------------      ------------

Income/(Loss) From Operations ...............      $  (452,494)      $  (841,147)      $  (124,128)
                                                   ------------      ------------      ------------

Other Income (Expenses):
     Interest Income ........................      $    63,543       $    69,442       $     1,809
     Interest Expense .......................          (29,704)          (85,777)          (20,130)
                                                   ------------      ------------      ------------
                                                   $    33,839           (16,335)      $   (18,321)
                                                   ------------      ------------      ------------

     Income/(Loss) Before Income Taxes ......      $  (418,655)      $  (857,482)      $  (142,449)
     Provision for Income Taxes (Notes 1 & 4)                -                 -                 -
Net Income/(Loss) ...........................      $  (418,655)      $  (857,482)      $  (142,449)
     Accum. Earnings/(Deficit,) Beg. of Year       $(1,130,405)      $(1,549,060)       (2,406,542)
                                                   ------------      ------------      ------------
     Accum. Earnings/(Deficit,) End of Year .      $(1,549,060)      $(2,406,542)      $(2,548,991)
                                                   ------------      ------------      ------------

EPS .........................................      $     (0.11)      $     (0.19)      $     (0.03)


The accompanying notes are an integral part of these financial statements.


                                                  TECH LABORATORIES, INC.
                                             STATEMENT OF SHAREHOLDER'S EQUITY
                                        FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                                           AND THREE MONTHS ENDED MARCH 31, 2002


                                                                       Capital in
                                               Common Stock             Excess of       Accumulated
                                        Shares            Amount        Par Value         Deficit              Total
                                        ------            ------        ---------         -------              -----
Balance December 31, 2000           4,019,039         $    39,380    $   4,060,287     $    (1,549,060)      $  2,550,607

Stock Issued
----- ------
  o  For Cash                               -                 -                 -                 -                 -
  o  For Services                           -                 -                 -                 -                 -
  o  For Compensation                       -                 -                 -                 -                 -
  o  For Conversion                 1,087,568               8,343          279,191                -               287,534

Net Income/(Loss)                           -                 -                 -             (857,482)          (857,482)
                                  ------------        ------------    ------------         ------------       ------------


Balance December 31, 2001           5,106,607             47,723         4,339,478          (2,406,542)         1,980,659

Stock Issued                                -                 -                 -                 -                 -
----- ------
Net Income/(Loss)                           -                 -                 -             (142,449)          (142,449)
                                  ------------        ------------    ------------         ------------       ------------

Balance March 31, 2002              5,106,607             47,723         4,339,478          (2,548,991)         1,838,210


The accompanying notes are an integral part of these financial statements.


                                                  TECH LABORATORIES, INC.
                                                  STATEMENT OF CASH FLOWS
                                        FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                                           AND THREE MONTHS ENDED MARCH 31, 2002


                                                                                                Three Months
                                                                                                    Ended
                                                                   2000            2001         March 31, 2002
                                                              --------------   --------------   --------------
Cash Flows From (For) Operating Activities:
    Income/(Loss) From Operations.........................    $    (452,494)   $    (841,147)   $    (124,128)

    Add/(Deduct) Items Not Affecting Cash:
    Depreciation/Amortization (Note 1)....................           28,389           31,349           7,837


Changes in Operating Assets and Liabilities:
    Marketable Securities.................................           (2,880)          24,333              -0-
    Accounts Receivable...................................          (36,255)         (18,248)         (43,589)
    Inventories...........................................         (470,135)        (788,641)        (167,701)
    Accounts Payable and Accrued Expenses.................         (227,784)          49,263             3,276
    Other Assets and Liabilities..........................            5,185             (327)          (18,110)
    Interest Income.......................................           63,543           69,442             1,809
    Interest Expense......................................          (29,704)         (85,777)         (20,130)
                                                              --------------   --------------   --------------


Net Cash Flows For Operating Activities...................    $  (1,122,135)   $  (1,559,754)   $    (360,736)
                                                              --------------   --------------   --------------

Cash Flows From (For) Investing Activities:
    Increase in Fixed Assets..............................    $     (92,989)   $     (71,689)   $      (1,428)

Net Cash Flows From (For) Investing Activities............    $     (92,989)   $     (71,689)   $      (1,428)
                                                              --------------   --------------   --------------


Cash Flows From (For) Financing Activities:*
    Acquisition of Long Term Debt.........................    $   1,478,688    $        - 0 -   $         -0-
    Repayment of Short Term Debt..........................         (150,000)            - 0 -         (53,827)
    Issuance of Common Stock..............................        2,246,957             - 0 -             -0-
                                                              --------------   --------------   --------------

Net Cash Flows From (For) Financing Activities............    $   3,575,645    $        - 0 -   $     (53,827)
                                                              --------------   --------------   --------------


Net Increase/(Decrease) in Cash...........................    $   2,360,521    $  (1,631,443)   $    (415,991)

Cash Balance, Beginning of Year...........................          162,925        2,523,446           892,003
                                                              --------------   --------------   --------------

Cash Balance, End of Year.................................    $   2,523,446    $     892,003    $      476,012
                                                              --------------   --------------   --------------


*        Significant Non-Cash Financing Activities:
         ----------- -------- --------- ----------

         In 2001, $287,534 of Convertible Long-Term Debt was Converted into Common Stock.

The accompanying notes are an integral part of these financial statements.

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                      AND THREE MONTHS ENDED MARCH 31, 2002


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


         CASH - Includes Tech Labs' checking account at Hudson United Bank plus a Demand Money Market Account at Prudential Securities and Bear Stearns.


         REVENUE RECOGNITION - Tech Labs recognizes all revenues when orders are shipped.

         ACCOUNTS RECEIVABLE - Tech Labs recognizes sales when orders are shipped to customers. The allowance for bad debts is accrued based on a review of customer accounts receivables aging.

         INVENTORIES - Inventories are valued at cost or market, whichever is lower. The FIFO cost method is generally used to determine the cost of the inventories. At December 31, 2000, and 2001, physical inventories were taken and tested. No physical inventory was taken at March 31, 2002.

         PROPERTY AND DEPRECIATION - Additions to property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                  Assets                          Estimated Useful Lives
                  ------                          ----------------------
                  Machinery                           5 to 7 years
                  Furniture & Fixtures                5 to 7 years

Maintenance and repairs are charged to expense as incurred. The cost of betterments is capitalized and depreciated at appropriate rates. Upon retirement or other disposition of property items, cost, and accumulated depreciations are removed from the accounts and any gain or loss is reflected in the statement of income.

         INCOME TAXES - Income tax expense is based on reported income and deferred tax credit is provided for temporary differences between book and taxable income.


         MARKETABLE SECURITIES - The marketable securities are a time deposit at Hudson United Bank. The amount of this deposit was $40,000 as of December 31, 2001 and March 31, 2002.


(2)      INVENTORIES:

Inventories at December 31, 2000, and 2001 were as follows:

                                                                   Three Months
                                                                       Ended
                                          2000         2001       March 31, 2002
                                          ----         ----       --------------

Raw Materials & Finished Components   $  912,358    $  993,666      $1,016,039
Work in Process & Finished Goods      $  374,480    $1,081,813      $1,227,141
                                      ----------    ----------      ----------
                                      $1,286,838    $2,075,479      $2,243,180
                                      ----------    ----------      ----------

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                      AND THREE MONTHS ENDED MARCH 31, 2002


(3)      INCOME/(LOSS) PER SHARE:


         Pursuant to the provisions of SFAS No. 128, "Earnings Per Share," the Net Income/(Loss) per share was calculated on the weighted average number of shares outstanding during the year ended December 31, 2000, for the year ended December 31, 2001, and for the first quarter 2002.


         Fully Diluted Earnings per share would be based on the assumed conversion of all convertible notes. However, these notes are anti-dilutive and have been excluded. The assumed conversion of all outstanding options and warrants were also excluded due to anti-dilution.

                                                                  Three Months
                                                                 ended March 31,
                                    2000            2001              2002
                                    ----            ----              ----
Net Income for the
Computation of Basic EPS         (418,655)        (857,482)         (142,449)
                                 =========        =========         =========
Shares for Computation of
Basic EPS                        3,834,485        4,562,823         4,567,823
                                 =========        =========         =========


(4)      INCOME TAXES:

         At December 31, 2000, and 2001 the balance of operating loss carryforward was $2,292,591, and $3,150,073, respectively, which can be utilized to offset future taxable income. These operating loss carry-forwards begin to expire in 2014.

(5)      CURRENT PORTION OF LONG-TERM DEBT:

         Loans payable to banks were as follows for the years indicated:

                                                                  Current         Non-Current
Year Ended          Payee                   Interest Rate         Amount               Amount
----------          -----                   -------------         ------               ------
2000                Hudson United Bank       Prime +1.5%         $17,198
2001                Hudson United Bank       Prime +1.5%         $33,347
March 31, 2002      Hudson United Bank       Prime +1.5%         $33,074


This loan was negotiated in 1995 at an original amount of $35,000 and fluctuated to a maximum of $35,000.

Marketable Securities are pledged as collateral on the above loans.

(6)      SHORT-TERM LOANS PAYABLE:

Demand loans Payable include loans from third parties. The outstanding loan balances due as of December 31, 2000, and December 31, 2001, was $63,623 for 2000, $63,789 for 2001 and $53,427 as of March 31, 2002 which includes accrued interest for all years. The annual interest rate for these loans ranges between six (6%) percent and ten (10%) percent. In October of 1999, three short-term loans for a total of $200,000 at ten percent (10%) annual interest were completed. Certain contractual revenues were pledged to secure these loans. As of December 31, 2000, $150,000 of such loans were repaid. The remaining $50,000 is outstanding and is due by December 31, 2002.

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                      AND THREE MONTHS ENDED MARCH 31, 2002


(7)      COMMON STOCK:

         In 1999, Tech Labs filed a registration statement on Form SB-2 with the Securities and Exchange Commission. The registration statement was declared effective on February 3, 2000. The offering was completed on May 3, 2000 for total proceeds of $2,273,723.

(8)      COMMITMENTS AND CONTINGENCIES:

         In 1997 Tech Labs entered into an exclusive agreement with Elektronik Apparatebau (EAG), FUA Safety Equipment and Double T Sports LTD. whereby it received exclusive rights to manufacture and market IDS products until September 30, 2007 in the US, Canada, and South America. Gross profits will be calculated according to GAAP and distributed quarterly 70% to Tech Labs and 30% to FUA until March 2001. Thereafter, until 2007 quarterly distribution will be based on pretax profits in excess of 16% being shared 70% to Tech Labs and 30% to FUA. In addition, FUA will receive a 5% royalty based on the cost of any IDS products Tech Labs manufactures and sells. Since 1997, sales and distributions to FUA have been $1.3 million and $198,200. $28,000 of distributions are still owed.

(9)      LONG-TERM CONVERTIBLE DEBT:

         On October 13, 2000 Tech Labs completed a $1.5 million dollar financing of 6.5% convertible promissory notes due October 15, 2002. Interest is payable quarterly in cash or in shares of common stock at the option of the noteholders. Tech Labs disclosed all terms of this financing on Form 8-K filed on October 18, 2000. As of March 31, 2002, $334,625 of Principal on the convertible notes has been converted into shares of Tech Labs' common stock.

(10)     SUBSEQUENT EVENT:

         On January 11, 2002, Tech Labs entered into a conversion and redemption agreement concerning the Long-Term Debt referenced in Note (10). An Event of Default, as defined in the 6.5% convertible notes Tech Labs issued in October 2000, occurred on January 25, 2002, when Tech Labs was unable to make the first payment of $750,000 to the holders of the notes.

         On April 19, 2002, Tech Labs successfully negotiated a cure of the default referenced in Note (9) above. This cure requires that Tech Labs' registration statement, filed with the Securities and Exchange Commission on April 5, 2002, covering the shares underlying the 6.5% convertible notes, be declared effective on or before June 29, 2002. If the registration statement is declared effective by such date and Tech Labs makes certain payments described in Tech Labs' report on Form 8-K filed April 25, 2002, the maturity date of the 6.5% convertible notes will be extended from October 13, 2002 to December 30, 2002.

(11)     GOING CONCERN:

         As a result of operating losses and negative cash flows experienced during 2001, Tech Labs has a tenuous liquidity position. If sales do not improve or alternate financing is not obtained, substantial doubt exists about Tech Labs' ability to continue as a going concern.

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED DECEMBER 31, 2000, 2001
                      AND THREE MONTHS ENDED MARCH 31, 2002


(12)     DISCLOSURE OF STOCK BASED COMPENSATION:

         During 2001 Tech Labs awarded stock to several employees and two outside consultants. The Company applies Accounting Principles Board ("APB") Opinion No. 25. Tech Labs has also adopted the disclosure only provision of the Statement of Financial Accounting Standards No. 123. Accordingly, no Compensation Cost has been recognized for its Common Stock awards.

         Had the fair value method of accounting been applied, net loss and loss per share would have been increased to pro forma amounts for the year ended December 31, 2001 as follows:

                                           2001             Pro Forma 2001
                                           ----             --------------
Net Loss                                $(857,482)           $(1,062,729)
Income/(Loss) Per Share                    $(0.19)                $(0.23)

_____________, 2002

                             TECH LABORATORIES, INC.

                        16,903,236 Shares of Common Stock

                   -------------------------------------------

                                   PROSPECTUS

                   -------------------------------------------


We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................1
USE OF PROCEEDS................................................................7
PRICE RANGE OF COMMON STOCK....................................................7
DIVIDEND POLICY................................................................7
CAPITALIZATION.................................................................8
SELECTED FINANCIAL DATA........................................................8
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................9
BUSINESS......................................................................12
MANAGEMENT....................................................................19
CERTAIN TRANSACTIONS..........................................................22
PRINCIPAL STOCKHOLDERS........................................................22
PLAN OF DISTRIBUTION..........................................................24
OFFERING BY SELLING SECURITYHOLDERS...........................................25
DESCRIPTION OF SECURITIES.....................................................27
SHARES ELIGIBLE FOR FUTURE SALE...............................................29
LEGAL MATTERS.................................................................30
EXPERTS.......................................................................30
ADDITIONAL INFORMATION........................................................30
INFORMATION NOT REQUIRED IN PROSPECTUS........................................30

INDEX TO FINANCIAL STATEMENTS................................................F-1


Until _________, 2002 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of Common Stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification of Directors and Officers
-----------------------------------------

         Tech Labs is incorporated in New Jersey. Under Section 14A:3-5 of the Corporation Law of the State of New Jersey, a New Jersey corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits, or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees, and agents, against expenses incurred in any action, suit, or proceeding. The Certificate of Incorporation and the By-laws of Tech Labs provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of New Jersey.

         The General Corporation Law of the State of New Jersey provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 14A:6-12 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of New Jersey, or (d) for any transaction from which the director derived an improper personal benefit. Tech Labs's Certificate of Incorporation contains such a provision.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Other Expenses of Issuance and Distribution

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereunder. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

         Filing Fee -- Securities and Exchange Commission           $   1,569.90
         Fees and Expenses of Accountants                           $   5,250.00
         Fees and Expenses of Legal Counsel                         $   2,500.00
         Blue Sky Fees and Expenses                                 $   1,000.00
         Printing                                                   $   2,000.00
         Miscellaneous Expenses                                     $   1,000.00

                                    Total...........................$  13,319.90

Recent Sales of Unregistered Securities
---------------------------------------

         As listed below, Tech Labs issued shares of its common stock, par value $.01 per share, to the following individuals or entities for the consideration as listed in cash or services. All sales made within the United States or to United States citizens or residents were made in reliance upon the exemptions from registration under the Securities Act of 1933 (the "Securities Act") as follows:

1. In May, 2002, we issued 105,171 shares to each of Esquire Trade and Finance, Inc. and Celeste Trust Reg., S.A. The shares were issued pursuant to a notice of partial conversion pertaining to its 6.5% convertible promissory notes which are convertible into shares of Tech Labs common stock. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

2. In May, 2002, we issued to The Endeavour Management Inc. S.A. 35,757 shares. The shares were issued pursuant to a notice of partial conversion pertaining to its 6.5% convertible promissory notes which are convertible into shares of Tech Labs stock. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

3. In April 2001, we issued to Pierre Bergeron, an employee of Tech Labs, 10,000 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The shares were issued to Mr. Bergeron in consideration of his services to Tech Labs. Mr. Bergeron had complete access to all relevant information regarding Tech Labs.

4. In April 2001, we issued to Concurrent Resources Group, a consultant to Tech Labs, 27,465 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

5. In March 2001 we issued to Ed Branca, an employee of Tech Labs Community Networks of Southeast, Inc., 10,000 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The shares were issued to Mr. Branca in consideration of his services. Mr. Branca had complete access to all relevant information regarding Tech Labs.

6. In January 2001 we issued to Barry Bendett, a consultant to Tech Labs, 65,000 shares pursuant to terms of a consulting agreement. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Mr. Bendett is a sophisticated investor and has complete access to all relevant information regarding Tech Labs.

7. In November 2000 we issued to Barry Bendett, a consultant to Tech Labs, options to purchase 100,000 shares at $4.00 per share. The issuance of the options was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. Mr. Bendett is a sophisticated investor and had complete access to all relevant information regarding Tech Labs.

8. In October 2000 we issued a $1,500,000 principal amount convertible notes which is due on October 13, 2002 to certain accredited investors. The issuance of the note was made pursuant to Rule 506 of Regulation D under the Securities Act.

9. In October 2000 we issued warrants to purchase 412,500 shares of our common stock to accredited investors in connection with the issuance of the convertible notes described above in Item 6. The issuance of the warrants was made pursuant to Rule 506 of Regulation D under the Securities Act.

10. In July 2000 we issued 25,000 shares and an option to purchase 100,000 shares at $5.75 per share for a term of 3 years to m3communications, Inc. pursuant to an asset purchase agreement between Tech Labs, Tech Labs Community Networks of the Southeast, Inc., a subsidiary of Tech Labs, and the shareholders of m3communications, Inc. The issuance of the securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

11. In June 2000 we issued 25,000 shares to Nathan Perlmutter pursuant to a convertible note agreement dated September 5, 1997 which note was issued as part of a private placement conducted pursuant to Rule 504 of Regulation D in 1997.

12. In July 2000 we issued 20,000 shares to Louis Tomasella, who is a former director of Tech Labs, pursuant to Mr. Tomasella's exercise of stock options granted to him under Tech Labs stock option plan.

13. In November 1999 we issued 75,000 shares to Mint Corporation for consulting services pursuant to our agreement with Mint dated March 10, 1999. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The principals of Mint are sophisticated and had complete access to all relevant information regarding Tech Labs.

14. In June 1999 we issued to Coby Capital Corporation, a consultant to Tech Labs, options to purchase 50,000 shares at $1.85 per share. The issuance of the options was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The principal of Coby Capital is accredited and had access to all relevant information regarding Tech Labs.

15. In June 1999 we sold 90,045 shares to two "accredited" investors for gross proceeds of $200,000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

16. In June 1999 we issued 25,000 shares to Mint Corporation for previously rendered consulting services pursuant to our agreement with Mint dated March 10, 1999. Pursuant to said agreement, Mint was also granted options to purchase 100,000 shares at $1.25 per share and 100,000 shares at $1.75 per share. The issuance of the shares and options was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof.

17. In June 1999 we issued 50,000 shares to MPX Network Solutions, Inc. pursuant to a consulting agreement in exchange for services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The principal of MPX is sophisticated and had complete access to all relevant information regarding Tech Labs.

18. In March 1999 we issued 600 shares to a noteholder in payment of $600 in interest in lieu of cash, as provided under the terms of the note. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The noteholder purchased the note between December 1996 and October 1997 as part of the transaction set forth in transaction No. 15. The noteholder was sophisticated and had the access to information described in transaction No. 15.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
------------------------------------------


                                  EXHIBIT INDEX


3.1         Certificate of Incorporation.(1)
3.2         By-Laws of Tech Labs.(1)
5.1         Opinion of Stursberg & Veith was previously filed.
5.2         Opinion of J. Howland Robinson was previously filed.
10.1 Amended Joint Marketing Agreement and Confidentiality and Manufacturing Agreement dated as of October 1, 1998, between Tech Labs and Elktronic Apparatebau GmbH (EAG), W.T. Sports, Ltd. and FVA Safety Equipment, AG.(1)
10.2        Employment Agreement between Tech Labs and Bernard M. Ciongoli.(1)
10.3 First Amendment to Employment Agreement between Tech Labs and Bernard M. Ciongoli.(2)
10.4 Second Amendment to Employment Agreement between Tech Labs and Bernard M. Ciongoli dated February 21, 2001.(10)
10.6        Patent and Trademark assignments.(1)
10.7 Consulting Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.8 Consulting Agreement dated March 22, 1999, between Tech Labs and MPX Network Solutions.(2)
10.9 Consulting Agreement dated June 2, 1999, between Tech Labs and Coby Capital Corporation.(2)
10.10 Assignment of Lease dated May 1, 1992 between William Tanis as Landlord, Forsee Corporation as Assignor and Tech Labs as Assignee.(2)
10.11 Asset Acquisition Agreement dated as of March 12, 1999, by and between NORDX/CDT, Inc. and Tech Labs.(2)
10.12       Tech Labs Stock Option Plan.(2)
10.13 Stock Option Agreement dated June 3, 1999, between Tech Labs and Coby Capital Corporation.(2)
10.14 Stock Option Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.15 Stock Option Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.16 Joint Marketing Agreement dated October 15, 1999, between Tech Labs and TravelNet Technologies, Inc.(3)
10.17 Promissory Note and Security Agreement dated October 25, 1999, between Tech Labs and Peter B. Hirschfield, Trustee, Olive Cox-Sleeper Trust dated 10/3/58 f/b/o Bert L. Atwater.(4)
10.18 Promissory Note dated December 13, 1999, between Tech Labs and Campbell Steward.(5)
10.19 Promissory Note dated December 15, 1999, between Tech Labs and Herbert L. Camp, Esq.(5)
10.20 Promissory Note dated December 20, 1999, between Tech Labs and Thomas McKean, Esq.(5)
10.21 Shareholders Agreement dated June 23, 2000 by and between Tech Labs Community Networks, Inc., the Shareholders of m3communications, Inc. and Tech Labs Community Networks of the South East, Inc.(5)
10.22 Warrant Agreement dated June 23, 2000 executed by Tech Labs and delivered to m3communications, Inc.(5)
10.23 First Amendment to Asset Purchase Agreement dated June 9, 2000 entered into by and between Tech Labs, m3communications, Inc. and the shareholders of M3.(5)
10.24 Consulting Agreement dated as of November 13, 2000 by and between Barry Bendett and Tech Labs.(5)
10.25 Subscription Agreement entered into between the subscribers and Tech Labs dated October 13, 2000.(6)
10.26 Common Stock Purchase warrant entered into between the warrant holders and Tech Labs dated October 13, 2000.(6)
10.27 Amendment to Consulting Agreement dated as of April 9, 2001, and retroactive from March 13, 2001, between Tech Labs and MPX Network Solutions.(7)
10.28 Amended and Restated Employment Agreement dated August 24, 2001, by and between the Company and Bernard Ciongoli.(8)
10.29 Conversion and Redemption Agreement dated January 11, 2002, by and between the Company and the holders of the 6.5% convertible promissory notes the Company issued in October 2000.(9)
21.1        Subsidiaries of the Company was previously filed.
24.1        Consent of Charles J. Birnberg, CPA, certified public accountants.
24.2        Consent of Stursberg & Veith (included in Exhibit 5.1).

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on July 9, 1999.

(2) Incorporated by reference from Amendment No. 1 Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on October 18, 1999.

(3) Incorporated by reference from Amendment No. 2 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on November 19, 1999.

(4) Incorporated by reference from Amendment No. 3 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on December 17, 1999.

(5) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-50158, effective January 22, 2001, filed on November 17, 2000.

(6) Incorporated by reference from Amendment No. 5 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on January 28, 1999.

(7) Incorporated by reference from Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form SB-2, File No. 333-50158, effective May 7, 2001.

(8) Incorporated by reference from the Registrant's Quarterly Report filed on Form 10-QSB, File No. 000-30172, filed on November 14, 2001.

(9) Incorporated by reference from the Registrant's Currant Report on Form 8-K, File No. 000-30172, filed on January 11, 2002.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB, File No. 000-30172, filed on April 3, 2001.


Undertakings
------------

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)      The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereto duly authorized, in the City of North Haledon and State of New Jersey on the 31st day of May, 2002.


                                             TECH LABORATORIES, INC.


                                             By:  /s/ Bernard M. Ciongoli
                                                  -----------------------
                                                  Bernard M. Ciongoli, President


         As required by the Securities Act of 1933, this Offering Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                          Title                      Date

/s/ Bernard M. Ciongoli           President, Treasurer, CEO,      May 31, 2002
-----------------------------
Bernard M. Ciongoli               CFO, and Director


/s/ Earl M. Bjorndal*             Vice President and Director     May 31, 2002
-----------------------------
Earl M. Bjorndal


/s/ Carmine O. Pellosie, Jr.*     Secretary and Director          May 31, 2002
-----------------------------
Carmine O. Pellosie, Jr.


/s/ Salvatore Grisafi*            Director                        May 31, 2002
-----------------------------
Salvatore Grisafi


By: /s/ Bernard M. Ciongoli
    -----------------------------
    Bernard M. Ciongoli
    Attorney-in-Fact*

                                  EXHIBIT INDEX


3.1         Certificate of Incorporation.(1)
3.2         By-Laws of Tech Labs.(1)
5.1         Opinion of Stursberg & Veith was previously filed.
5.2         Opinion of J. Howland Robinson was previously filed.
10.1 Amended Joint Marketing Agreement and Confidentiality and Manufacturing Agreement dated as of October 1, 1998, between Tech Labs and Elktronic Apparatebau GmbH (EAG), W.T. Sports, Ltd. and FVA Safety Equipment, AG.(1)
10.2        Employment Agreement between Tech Labs and Bernard M. Ciongoli.(1)
10.3 First Amendment to Employment Agreement between Tech Labs and Bernard M. Ciongoli.(2)
10.4 Second Amendment to Employment Agreement between Tech Labs and Bernard M. Ciongoli dated February 21, 2001.(10)
10.6        Patent and Trademark assignments.(1)
10.7 Consulting Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.8 Consulting Agreement dated March 22, 1999, between Tech Labs and MPX Network Solutions.(2)
10.9 Consulting Agreement dated June 2, 1999, between Tech Labs and Coby Capital Corporation.(2)
10.10 Assignment of Lease dated May 1, 1992 between William Tanis as Landlord, Forsee Corporation as Assignor and Tech Labs as Assignee.(2)
10.11 Asset Acquisition Agreement dated as of March 12, 1999, by and between NORDX/CDT, Inc. and Tech Labs.(2)
10.12       Tech Labs Stock Option Plan.(2)
10.13 Stock Option Agreement dated June 3, 1999, between Tech Labs and Coby Capital Corporation.(2)
10.14 Stock Option Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.15 Stock Option Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.16 Joint Marketing Agreement dated October 15, 1999, between Tech Labs and TravelNet Technologies, Inc.(3)
10.17 Promissory Note and Security Agreement dated October 25, 1999, between Tech Labs and Peter B. Hirschfield, Trustee, Olive Cox-Sleeper Trust dated 10/3/58 f/b/o Bert L. Atwater.(4)
10.18 Promissory Note dated December 13, 1999, between Tech Labs and Campbell Steward.(5)
10.19 Promissory Note dated December 15, 1999, between Tech Labs and Herbert L. Camp, Esq.(5)
10.20 Promissory Note dated December 20, 1999, between Tech Labs and Thomas McKean, Esq.(5)
10.21 Shareholders Agreement dated June 23, 2000 by and between Tech Labs Community Networks, Inc., the Shareholders of m3communications, Inc. and Tech Labs Community Networks of the South East, Inc.(5)
10.22 Warrant Agreement dated June 23, 2000 executed by Tech Labs and delivered to m3communications, Inc.(5)
10.23 First Amendment to Asset Purchase Agreement dated June 9, 2000 entered into by and between Tech Labs, m3communications, Inc. and the shareholders of M3.(5)
10.24 Consulting Agreement dated as of November 13, 2000 by and between Barry Bendett and Tech Labs.(5)
10.25 Subscription Agreement entered into between the subscribers and Tech Labs dated October 13, 2000.(6)
10.26 Common Stock Purchase warrant entered into between the warrant holders and Tech Labs dated October 13, 2000.(6)
10.27 Amendment to Consulting Agreement dated as of April 9, 2001, and retroactive from March 13, 2001, between Tech Labs and MPX Network Solutions.(7)
10.28 Amended and Restated Employment Agreement dated August 24, 2001, by and between the Company and Bernard Ciongoli.(8)
10.29 Conversion and Redemption Agreement dated January 11, 2002, by and between the Company and the holders of the 6.5% convertible promissory notes the Company issued in October 2000.(9)
21.1        Subsidiaries of the Company was previously filed.
24.1        Consent of Charles J. Birnberg, CPA, certified public accountants.
24.2        Consent of Stursberg & Veith (included in Exhibit 5.1).

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on July 9, 1999.

(2) Incorporated by reference from Amendment No. 1 Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on October 18, 1999.

(3) Incorporated by reference from Amendment No. 2 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on November 19, 1999.

(4) Incorporated by reference from Amendment No. 3 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on December 17, 1999.

(5) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-50158, effective January 22, 2001, filed on November 17, 2000.

(6) Incorporated by reference from Amendment No. 5 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on January 28, 1999.

(7) Incorporated by reference from Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form SB-2, File No. 333-50158, effective May 7, 2001.

(8) Incorporated by reference from the Registrant's Quarterly Report filed on Form 10-QSB, File No. 000-30172, filed on November 14, 2001.

(9) Incorporated by reference from the Registrant's Currant Report on Form 8-K, File No. 000-30172, filed on January 11, 2002.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB, File No. 000-30172, filed on April 3, 2001.